UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARMADA HOFFLER PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 21, 2023

Dear Fellow Stockholders:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Armada Hoffler Properties, Inc., which will be held on June 14, 2023, at 10:00 a.m. Eastern Time. The Annual Meeting will be held in a virtual-only format via live webcast.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

In accordance with U.S. Securities and Exchange Commission rules, we are using the internet as our primary means of furnishing proxy materials to our stockholders. Because materials will be distributed online, stockholders will not receive paper copies of our proxy materials unless requested. We will instead send our stockholders a notice with instructions for accessing the proxy materials and voting online. This notice will also provide information on how our stockholders may obtain paper copies of our proxy materials if they so choose. We believe the online accessibility makes the proxy distribution process more efficient and less costly and helps in conserving natural resources.

The Notice of Annual Meeting, this Proxy Statement, the proxy card sample and our 2022 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2022 are available at http://www.proxyvote.com and may also be accessed through our investor relations website at https://ir.armadahoffler.com. If you would like to receive a paper or electronic copy of these documents, you may request one by calling 800-579-1639 or sending an email to sendmaterial@proxyvote.com. There is no charge for requesting a copy.

Armada Hoffler Properties, Inc. values every vote and encourages you to vote your shares online, by phone, or by completing and returning the proxy card to ensure that your shares are represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend virtually. Please remember that returning the proxy does not deprive you of your right to attend the Annual Meeting virtually and to vote your shares at the meeting.

On behalf of our Board of Directors and our employees, we thank you for your continued interest in and support of our company. We look forward to your attendance on June 14, 2023.

Sincerely,

Louis S. Haddad	Daniel A. Hoffler
President, Chief Executive Officer and Vice Chairman of the Board of Directors	Executive Chairman of the Board of Directors

Notice of Annual Meeting of Stockholders
NOTICE IS HEREBY GIVEN for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Armada Hoffler Properties, Inc.

Meeting Place: Virtual-only format at www.virtualshareholdermeeting.com/AHH2023	Meeting Date: Wednesday, June 14, 2023	Meeting Time: 10:00 a.m. Eastern Time

The purposes of the meeting are:

1
To elect the nine director nominees named in the Proxy Statement to serve as directors for one-year terms until the 2024 annual meeting of stockholders and until their successors are duly elected and qualify;

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;

3	To approve, in an advisory (non-binding) vote, the compensation of our named executive officers; and

4	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting.

The Proxy Statement accompanying this notice describes each of these items of business in detail. The Board of Directors has fixed the close of business on April 17, 2023 as the record date for the determination of stockholders entitled to notice and voting rights at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

We will be hosting a virtual Annual Meeting of Stockholders live via webcast this year. To attend the Annual Meeting virtually, please visit the web portal located at www.virtualshareholdermeeting.com/AHH2023 and enter the control number found on the proxy card or voting instruction form. If you plan to attend the Annual Meeting, please visit the website at http://ir.armadahoffler.com, press releases and our filings with the U.S. Securities and Exchange Commission for any changes or updates one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

By Order of the Board of Directors,

Matthew T. Barnes-Smith
Chief Financial Officer, Treasurer and Corporate Secretary
Virginia Beach, Virginia
April 21, 2023

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote online, by telephone, or complete, date, sign and promptly return the proxy card so that your shares may be represented at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2023.

This Notice of Annual Meeting, the Proxy Statement, the proxy card sample and our 2022 Annual Report to
Stockholders/Form 10-K for the year ended December 31, 2022 are available at www.proxyvote.com.

Table of Contents

Proxy Summary	1	Executive Compensation	33
Sustainability and Diversity	5	Compensation Discussion and Analysis	33
About the Meeting	8	Compensation Committee Interlocks and Insider Participation	42
Proposal 1: Election of Directors	12
Vote Required and Recommendation	17	CEO Pay Ratio	42
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	18	Compensation Committee Report	42
		Summary Compensation Table	43
Vote Required and Recommendation	18	Grants of Plan-Based Awards	44
Corporate Governance and Board Matters	20	Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table	44
Corporate Governance Profile	20
Majority Voting Standard for Uncontested Director Elections	21	Outstanding Equity Awards at Fiscal Year-End December 31, 2022	46
Stockholder Amendments to Bylaws	21	2022 Option Exercises and Stock Vested	47
Stock Ownership Guidelines	21	Potential Payments Upon Termination or Change in Control	47
Insider Trading Policy	23
Hedging, Pledging and Short-Term Speculative Transactions	23	Pay versus Performance	51
		Equity Compensation Plan Information	54
Information Security	23	Report of the Audit Committee	55
Succession Planning	23	Principal Stockholders	56
Role of the Board in Risk Oversight	24	Certain Relationships And Related Party Transactions	58
Board Committees	24	Related Party Transaction Policy	58
Director Selection Process	26	Related Party Transactions	58
Code of Business Conduct and Ethics	26	Proposal 3: Advisory Vote On Executive Compensation	60
Availability of Corporate Governance Materials	27	Vote Required and Recommendation	60
Independence of Directors	27	Other Matters	61
Board Leadership Structure	27	Delinquent Section 16(a) Reports	61
Board and Committee Meetings	28	Other Matters to Come Before the 2023 Annual Meeting	61
Annual Meeting Attendance	28	Stockholder Proposals and Nominations for the 2024 Annual Meeting	61
Executive Sessions of Non-Management Directors	28
Communications with the Board	28	Proxy Access Procedures for the 2024 Annual Meeting	61
Director Compensation	28	Householding of Proxy Materials	61
Executive Officers	31

Proxy Summary

Logistics
This summary highlights information that is contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and we encourage you to read this entire Proxy Statement carefully before voting. On or about April 21, 2023, we intend to make this Proxy Statement available online and to mail the Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders entitled to vote at the Annual Meeting.
In this Proxy Statement, the “Company,” “we,” “our” and “us” refer to Armada Hoffler Properties, Inc.

Annual Meeting Date: Wednesday, June 14, 2023 Time: 10:00 a.m. Eastern Time Location: Virtual meeting at www.virtualshareholdermeeting.com/AHH2023 Record Date: April 17, 2023	Ways to Vote

	By Internet	By Telephone	By Mail
	Log on to www.proxyvote.com and follow the on-screen instructions. You will be prompted to enter certain information that can be found on your proxy card.	Call toll-free 1.800.690.6903 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.	Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided.
Voting Matters and Board Vote Recommendations

Proposal	Agenda Item	Board Vote Recommendation	Page Reference
1	Election of Directors	FOR	12
2	Ratification of Ernst & Young LLP	FOR	18
3	Advisory Vote on Executive Compensation	FOR	60
2022 Business Highlights
Some of the business highlights include the following:

97%	12%	$669M	$2.2B
Operating portfolio occupancy as of December 31, 2022	Increase in Quarterly Dividend on Common stock from $0.17 to $0.19	Development projects in our pipeline as of December 31, 2022	Total enterprise value at December 31, 2022, comprised of 47% debt and 53% equity
$1B	$82.5M	$53.5M	5.6%
of unsecured borrowing capacity including $450m option to expand (subject to certain conditions)	Net income attributable to common stockholders and OP Unitholders for the year ended December 31, 2022	of net gain realized on property sales of $259.8m for the year ended December 31, 2022	Full year same-store net operating income ("NOI") increase on a GAAP basis compared to 2021

Armada Hoffler Properties, Inc.	1	Proxy Statement 2023

Proxy Summary
Director Nominees

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following nine individuals (all of whom are current directors) for election at the Annual Meeting of Stockholders. Detailed information about each director nominee, including their background, skills, and experience, can be found under ‘‘Proposal 1—Election of Directors’’.

Name	Age(1)	Title	Director Since
George F. Allen	71	Independent Director	2013
James A. Carroll	55	Independent Director	2013
James C. Cherry	72	Independent Director	2013
Dennis H. Gartman	72	Independent Director	2022
Louis S. Haddad	65	President, Chief Executive Officer, Vice Chairman of the Board of Directors	2013
Eva S. Hardy	78	Lead Independent Director(2)	2015
Daniel A. Hoffler	74	Executive Chairman of the Board of Directors(3)	2013
A. Russell Kirk	75	Director	2013
John W. Snow	83	Independent Director	2013
(1) Age as of April 21, 2023
(2) Lead Independent Director is a position elected by and from the independent members of the Board of Directors. The Lead Independent Director has a variety of responsibilities, including serving as liaison between management, the other independent directors and interested third parties, ensuring that the Board of Directors maintains oversight over management operations and facilitating communications amongst the independent directors.
(3)The Executive Chairman has a variety of responsibilities, including working with the President and Chief Executive Officer to maintain culture and mentor the executive leadership team, presiding over meetings of the Board of Directors, presiding over all executive sessions of non-management directors, consulting with the President and Chief Executive Officer on agendas for meetings of the Board of Directors and acting as a liaison between management and the non-management directors.

Corporate Governance Highlights

INDEPENDENCE AND COMPLIANCE

• The roles of Executive Chairman of the Board and Chief Executive Officer (“CEO”) are separate.
• Our Board is prohibited from electing to classify our Board of Directors without first obtaining stockholder approval.
• Four of our directors qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission ("SEC").
• Our bylaws contain a "proxy access" provision.
• Our Board performs an annual self-evaluation.
• We have a majority voting policy for elections of directors in uncontested elections.
• Our Board adopted an amendment to the Company's bylaws to reduce the requirements necessary for stockholders to submit binding proposals to amend the bylaws.

Armada Hoffler Properties, Inc.	2	Proxy Statement 2023

Proxy Summary
BOARD DEMOGRAPHICS

Independence	Age

Average Tenure	Diversity

2

Ethnically Diverse Directors

1

Woman Director

Summary of Director Skills
Our directors bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen our Board’s ability to carry out its oversight role on behalf of our stockholders. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

Relevant Skills and Experience
•Each of our directors have served in senior leadership positions across various industries such as healthcare, hospitality, and real estate.
•Experience includes the positions of Chief Executive Officer, Executive Vice President, Chairman, Governor of Virginia, Secretary of US Treasury, and US Senator.
•Mix of director tenure, skills, and background that provides a balance of experience and institutional knowledge with diversity of thought and perspective.
Proxy Access
•A stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, is able to nominate and include in the Company’s proxy materials eligible director nominees up to the greater of (i) 20% of the number of directors up for election at the Company’s annual meeting of stockholders or (ii) two director nominees, subject to the additional requirements specified in the Company’s bylaws.
Bylaw Amendments
•As of February 23, 2022, stockholders satisfying the ownership and eligibility requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to alter or repeal any provision of the bylaws and to adopt new bylaws, except that stockholders do not have the power to alter or repeal certain articles relating to stockholder amendments or indemnification and advancement of expenses or adopt any provision of the bylaws inconsistent with such articles without the approval of the Board.
100% of our directors have served in senior leadership positions

12.1% of our Company was owned by our named executive officers and directors (including their trusts) as of December 31, 2022

67% of our directors are "independent"

Armada Hoffler Properties, Inc.	3	Proxy Statement 2023

Proxy Summary

COMPENSATION HIGHLIGHTS

• Our Board, upon the recommendation of the Compensation Committee, establishes the compensation for our non-employee directors.
• We have stock ownership guidelines that apply to our directors and executive officers in order to align their interests with the interests of our stockholders.
• We have adopted an Incentive Compensation Clawback Policy and an Anti-Hedging Policy.
• Record of strong "Say-on-Pay" support, including 96.6% stockholder approval in 2022, representing our fourth consecutive year of above 95% support since our inaugural "Say-on-Pay" vote.

Our directors received the following compensation for service during 2022:

Independent Directors	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

James C. Cherry(1)	60,000	40,000	2,072	102,072
Eva S. Hardy(1)	55,000	40,000	2,072	97,072
George F. Allen	55,000	40,000	2,072	97,072
James A. Carroll	57,500	40,000	2,072	99,572
Dennis H. Gartman	25,000	—	—	25,000
Dorothy S. McAuliffe	12,500	—	993	13,493
John W. Snow	50,000	40,000	2,072	92,072

(1) For 2022, James C. Cherry served as the Lead Independent Director until November 3, 2022. Eva S. Hardy served as the Lead Independent Director for the remainder of the year.

Non-Independent Directors	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

Daniel A. Hoffler	310,260	110,260	131,376	551,896
A. Russell Kirk	50,000	40,000	7,980	97,980

See "Director Compensation" for further details.

Armada Hoffler Properties, Inc.	4	Proxy Statement 2023

Sustainability

EMPOWERING OUR PEOPLE
Armada Hoffler is committed to providing each employee with a safe, welcoming, and inclusive work environment and culture that enables them to contribute fully and develop to their highest potential. In 2022, we continued to improve our employee benefits, including by expanding our paid parental leave policy. See "Updated Parental Leave Policy" below. We also continued to invest in developing our people. We engaged Rice & Associates to put 62 of our managers through leadership training and announced our second High Performance Leadership program to help ensure we have a strong pipeline of future leaders. Additionally, we continued to make progress in our diversity, equity, and inclusion programs to spread a wider net for diverse talent.

PROTECTING OUR PLANET
During 2022, we remained more committed than ever to minimizing our impact on the environment. We took additional steps to further gather and analyze our emissions data to set our baseline in 2022. We continued our LED light conversions for our common areas and units in our multifamily portfolio, which will be fully complete by 2025.

SUPPORTING OUR COMMUNITIES
From our earliest days, Armada Hoffler has been dedicated to supporting local neighborhoods, cities, and towns. Today, we remain committed to working with local nonprofits, academic institutions, and civic leaders to make our communities a better place to work, live, and play. In 2022, this included creating new jobs and supporting local suppliers through projects such as our Southern Post development in Roswell, Georgia. We also continued to support partners such as the Ronald McDonald House of Maryland and other organizations that provide a helping hand to families during trying times.

LEARNING AND DEVELOPMENT
We believe our business thrives when our employees are given the tools and opportunities to succeed, which is why we continue to invest in employee education and skill development. Our goal is to provide development for all employees related not only to regulatory requirements and corporate policies, but also ongoing learning opportunities to help our employees build their professional skills and capabilities necessary to meet business needs and advance their careers.

UPDATED PARENTAL LEAVE POLICY
In 2022, we updated our parental leave policy to include 12 weeks of fully paid leave for the primary caregiver and two weeks of fully paid leave for the secondary caregiver.

Armada Hoffler Properties, Inc.	5	Proxy Statement 2023

Sustainability

COMMUNITY OUTREACH
Working with local nonprofits, academic institutions, and civic leaders, Armada Hoffler’s Outreach Committee provides philanthropic contributions to help address areas of significant need in our communities. It also organizes employee volunteering and employee led fundraisers. Employees can earn additional paid time off by participating in community outreach programs each quarter. In addition, Armada Hoffler provides corporate charitable donations including event sponsorships to local organizations.

AWARDS
In 2022, Armada Hoffler was recognized through several awards, including:
•Globe St. Woman of Influence, Connect CRE's 2022 Women in Real Estate Award: Shelly Hampton
•Virginia 500 Power List: Lou Haddad
•Inside Business 2022 Power List: Dan Hoffler, Lou Haddad, and Shawn Tibbetts
•2023 Virginia Business and Coastal Virginia Magazine Best Places to Work
•2022 Coastal Virginia Business Magazine Best of Business Awards, Best Local Company with a National Presence, Best Commercial Builder, and Best General Contractor

2022 CHARITABLE GIVING

$114,618 Corporate charitable donations	$9,713 Employee giving	902 Employee volunteer hours

DEMOGRAPHICS

11% of executive leadership identify as female	21% of director level or above leadership identify as female	30% of new-hires in 2022 identify as female

22% of executive leadership identify as an ethnic minority	11% of director level or above leadership identify as an ethnic minority	23% of new-hires in 2022 identify as an ethnic minority

Armada Hoffler Properties, Inc.	6	Proxy Statement 2023

Sustainability

EMPLOYEE HEALTH AND SAFETY
We comply with all health, safety, and security laws and regulations of the jurisdictions in which we do business and limit employee exposure to potential safety hazards through proper design, engineering and administrative controls, preventive maintenance, and safe work procedures.

We record, track, and report all occupational injuries and illnesses in our incident reporting management system and encourage employee reporting of job-related injuries. We investigate all safety incidents and implement corrective actions to eliminate their causes.

As part of our enterprise-wide safety management system, we are investing in training, technology, and people. Our approach to safety is grounded in our Corporate Safety and Health Program, which applies to all employees and contractors. It is based on the U.S. Occupational Safety & Health Administration (OSHA) standards.

All employees—from those at our corporate headquarters to those working on our construction sites—receive mandatory quarterly safety training based on the requirements of their roles. Training ranges from first aid, workplace violence, and CPR training to hazardous waste operations, ladder safety, and emergency response training.

BOARD LEADERSHIP & DIVERSITY
As of December 31, 2022, our Board of Directors consists of nine directors, six of whom are independent based on SEC and New York Stock Exchange (the "NYSE") rules for director independence. The Board is supported by a lead independent director. The Board has three committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each consisting solely of independent directors.

We strive to maintain a healthy blend of director tenure, recognizing that longer-serving directors possess crucial institutional knowledge of our Company and its culture, while periodic refreshment brings a fresh outlook and contributes to Board independence and oversight. The average tenure of our directors is nine years.

We prioritize Board diversity and are mindful of the many ways the Board benefits from receiving a wide range of viewpoints and perspectives. Currently, one of our nine directors self-identifies as a woman and two self-identify as ethnically diverse.
You can find more detailed information about our Board’s unique set of experiences and qualifications and Committee Charters on our website.

Stockholders may obtain a copy of our 2022 Sustainability Report on our website at http://armadahoffler.com/sustainability. The information contained on the Company's website is not incorporated by reference into this Proxy Statement.

Armada Hoffler Properties, Inc.	7	Proxy Statement 2023

About The Meeting

Why am I receiving this Proxy Statement?
This Proxy Statement contains information related to the solicitation of proxies in connection with our 2023 Annual Meeting of Stockholders (the “Annual Meeting”), to be held in a virtual-only meeting format, on June 14, 2023, at 10:00 a.m. Eastern Time, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Armada Hoffler Properties, Inc. on behalf of our Board of Directors (also referred to as the “Board” in this Proxy Statement).

We have elected to provide access to our proxy materials online. Accordingly, we are sending the Notice to our stockholders of record on April 17, 2023 (the “Record Date”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found in the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 21, 2023, we intend to make this Proxy Statement available online and to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

The Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy card sample and our 2022 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2022 are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

What am I being asked to vote on?
You are being asked to vote on the following proposals:

Proposal 1	Election of Directors
The election of the nine director nominees named in this Proxy Statement, each for a term expiring at the 2024 annual meeting of stockholders, and until his or her successor is duly elected and qualifies;

Proposal 2	Ratification of Ernst & Young LLP	The ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and
Proposal 3	Advisory Vote on Executive Compensation	The approval (on an advisory, non-binding basis) of the compensation of our named executive officers.

Armada Hoffler Properties, Inc.	8	Proxy Statement 2023

About The Meeting
What are the Board’s voting recommendations?
The Board recommends that you vote as follows:

Proposal	Agenda Item	Board Vote Recommendation	Page Reference
1	Election of Directors	FOR	12
2	Ratification of Ernst & Young LLP	FOR	18
3	Advisory Vote on Executive Compensation	FOR	60

Who is entitled to vote at the Annual Meeting?
Only holders of record of our common stock at the close of business on the Record Date (April 17, 2023) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. Our common stock constitutes the only class of securities entitled to vote at the Annual Meeting.

What are the voting rights of stockholders?
Each share of our common stock outstanding on the Record Date entitles its holder to cast one vote on each matter to be voted on.

No dissenters’ rights are provided under the Maryland General Corporation Law, our Articles of Amendment and Restatement or our amended and restated bylaws ("bylaws") with respect to any of the proposals described in this Proxy Statement.

Who can attend the Annual Meeting?
All holders of our common stock at the close of business on the Record Date (April 17, 2023), or their duly appointed proxies, are authorized to attend the Annual Meeting. Stockholders who wish to participate in the Annual Meeting may attend by visiting the web portal located at www.virtualshareholdermeeting.com/AHH2023 and entering the control number found on the proxy card or voting instruction form.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name.
As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are considered the stockholder of record of those shares and the Notice is being sent directly to you by us.

Beneficial Owner of Shares Held in Street Name: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares and are also invited to attend the Annual Meeting.

Armada Hoffler Properties, Inc.	9	Proxy Statement 2023

About The Meeting
What will constitute a quorum at the Annual Meeting?
The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of our common stock outstanding on the Record Date (April 17, 2023) will constitute a quorum, permitting the stockholders to conduct business at the Annual Meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining the presence of a quorum at the Annual Meeting. As of the Record Date, there were 67,939,185 shares of our common stock outstanding.

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting.

What are broker non-votes?
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the Annual Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, the exchange on which shares of our common stock are listed. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Proposal 2 (Ratification of Ernst & Young LLP) is the only proposal that is considered “routine” under the NYSE rules. If you are a beneficial owner and your shares are held in the name of a broker or other nominee, the broker or other nominee is permitted to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023, even if the broker or other nominee does not receive voting instructions from you.

Under NYSE rules, Proposal 1 (Election of Directors) and Proposal 3 (Advisory Vote on Executive Compensation) are considered “non-routine” proposals. Consequently, if you do not give your broker or other nominee voting instructions, your broker or other nominee will not be able to vote on these proposals, and broker non-votes may exist with respect to the election of directors and the advisory vote on executive compensation.

How many votes are needed for the proposals to pass?
The proposals to be voted on at the Annual Meeting have the following voting requirements:

Proposal 1 (Election of Directors)
The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for the election of directors. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Proposal 2 (Ratification of Ernst & Young LLP)
The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. For purposes of the vote on the ratification of Ernst & Young LLP as our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Proposal 3 (Advisory Vote on Executive Compensation)
The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. For purposes of the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Armada Hoffler Properties, Inc.	10	Proxy Statement 2023

About The Meeting
Will any other matters be voted on?
As of the date of this Proxy Statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxies on the other matters in the manner recommended by our Board of Directors, or, if no such recommendation is given, in the discretion of the proxy holders.

How do I vote?
If you are a registered stockholder, you may submit your proxy by U.S. mail, internet or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy card by mail by following the instructions included with your proxy card. The deadline for submitting your proxy card by internet or telephone is 11:59 p.m. Eastern Time on June 13, 2023, which is the day before the Annual Meeting date. The designated proxy will vote according to your instructions. You may also attend the Annual Meeting virtually and vote at the meeting.

If you are a street name or beneficial stockholder because your shares are held in a brokerage account or by a bank or other nominee, your broker or nominee firm will provide you with the Notice. Follow the instructions on the Notice to access our proxy materials and vote by internet or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee on how to vote your shares.

If you submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified above under “What are the Board’s voting recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the Annual Meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?
Yes. Voting in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote.

How are proxy card votes counted?
If the notice and access proxy card is validly submitted and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote: “FOR” the election of all nominees for our Board of Directors named in this Proxy Statement; “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; “FOR” the approval of the compensation of our named executive officers and as recommended by our Board of Directors with regard to any other matters that may properly come before the Annual Meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?
Yes. You may revoke a previously granted proxy and change your vote at any time before the taking of the vote at the Annual Meeting by (i) filing with our Corporate Secretary a written notice of revocation or a duly executed proxy card bearing a later date or (ii) attending the Annual Meeting and voting in the virtual meeting portal.

Who pays the costs of soliciting proxies?
We will pay the costs of soliciting proxies, including preparation and mailing of the Notice, preparation and assembly of this Proxy Statement, the proxy card and the 2022 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2022, coordination of the internet and telephone voting process and any additional information furnished to you by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of shares of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by internet and mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

You are encouraged to rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

Armada Hoffler Properties, Inc.	11	Proxy Statement 2023

Proposal 1: Election of Directors

Our Board is currently comprised of nine directors, all of whom have terms expiring at the Annual Meeting. The nine nominees below, all of whom are currently serving as directors of the Company, have been nominated by our Board for re-election to serve as directors for one-year terms until the 2024 annual meeting of stockholders and until their successors are duly elected and qualify. Based on its review of the relationships between the director nominees and the Company, our Board has affirmatively determined that the following directors are “independent” directors under the rules of the NYSE and under applicable rules of the SEC: Ms. Eva S. Hardy and Messrs. George F. Allen, James A. Carroll, James C. Cherry, Dennis H. Gartman, and John W. Snow.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board may also, as permitted by our bylaws, decrease the size of our Board of Directors.

Nominees for Election for a One-Year Term Expiring at the 2024 Annual Meeting
The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.

Name	Age(1)	Title	Director Since
George F. Allen	71	Independent Director	2013
James A. Carroll	55	Independent Director	2013
James C. Cherry	72	Independent Director	2013
Dennis H. Gartman	72	Independent Director	2022
Louis S. Haddad	65	President, Chief Executive Officer, Vice Chairman of the Board of Directors	2013
Eva S. Hardy	78	Lead Independent Director(2)	2015
Daniel A. Hoffler	74	Executive Chairman of the Board of Directors(3)	2013
A. Russell Kirk	75	Director	2013
John W. Snow	83	Independent Director	2013
(1) Age as of April 21, 2023.
(2) Lead Independent Director is a position elected by and from the independent members of the Board of Directors. The Lead Independent Director has a variety of responsibilities, including serving as liaison between management, the other independent directors and interested third parties, ensuring that the Board of Directors maintains oversight over management operations and facilitating communications amongst the independent directors.
(3) The Executive Chairman has a variety of responsibilities, including working with the President and Chief Executive Officer and the Chief Operating Officer to maintain culture and mentor the executive leadership team, presiding over meetings of the Board of Directors, presiding over all executive sessions of non-management directors, consulting with the President and Chief Executive Officer on agendas for meetings of the Board of Directors and acting as a liaison between management and the non-management directors.

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which he or she has served as a director.

Armada Hoffler Properties, Inc.	12	Proxy Statement 2023

Proposal 1

George F. Allen	Independent Director	Age: 71 Director since: 2013

Mr. Allen has served as a director since our initial public offering. Mr. Allen currently serves as the President of George Allen Strategies, a consulting firm founded by Mr. Allen, and has served on the board of directors of several technology companies, including Lee Technologies, nanoRisk Assessment, and Material Intellect, Inc. He is also presently the Reagan Ranch Presidential Scholar for the Young America’s Foundation and serves on the Reagan Ranch Board of Governors and Appalachian School of Law Board of Trustees. Mr. Allen has served the Commonwealth of Virginia in the House of Delegates, U.S. House of Representatives, as Governor of Virginia, and in the U.S. Senate. Mr. Allen also served as the Chairman of the National Republican Senatorial Committee for the 2004 election cycle. Mr. Allen holds an undergraduate degree and a law degree from the University of Virginia.

Based on his demonstrated leadership abilities and his experience in government elected office, we have determined that Mr. Allen should serve as a director.

James A. Carroll	Independent Director	Age: 55 Director since: 2013

Mr. Carroll has served as a director since our initial public offering. Mr. Carroll is the President and Chief Executive Officer of Crestline Hotels & Resorts, LLC, a leading hospitality management company that manages 126 hotel properties throughout 29 states and the District of Columbia. Mr. Carroll originally joined Barceló Crestline Corporation in 2004 as Senior Vice President and Treasurer. He was named Chief Financial Officer in 2006 and promoted to President and Chief Executive Officer of Crestline Hotels & Resorts, LLC in 2010. Prior to joining Crestline, Mr. Carroll held several operations and financial management positions at Dell, Inc. Mr. Carroll served as a Naval Aviator and Lieutenant in the United States Navy. Mr. Carroll holds an M.B.A. from the Harvard Business School and is a graduate of the U.S. Naval Academy. He also serves on the Board of Directors for the American Hotel & Lodging Association (AHLA).

Based on his experience in multiple executive roles at a leading company in the real estate industry, his demonstrated leadership abilities, and his financial expertise, we have determined Mr. Carroll should serve as a director.

Armada Hoffler Properties, Inc.	13	Proxy Statement 2023

Proposal 1

James C. Cherry	Independent Director	Age: 72 Director since: 2013

Mr. Cherry has served as a director since our initial public offering and as our Lead Independent Director from June 2019 to November 2022. He served as CEO and as a director of Park Sterling Corporation (NASDAQ: PSTB), a bank holding company headquartered in Charlotte, North Carolina, since its formation in August 2010 until November 2017 and its wholly-owned subsidiary, Park Sterling Bank, a regional financial services company, since its initial public offering in August 2010 until November 2017. He served as a director of South State Corporation (NASDAQ: SSB), a bank holding company based in Columbia, South Carolina, from December 2017 until December 2019; and, he served as a director of Beach Community Bank, based in Fort Walton Beach, Florida, from July 2018, until August 2022. From 1974 until June 2006, Mr. Cherry served Wachovia Corporation and its principal Wachovia Bank in various leadership positions, including as Chairman and Chief Executive Officer for the Mid-Atlantic Banking, President of Virginia Banking, and Head of Trust and Investment Management. He chaired the Virginia Bankers Association in 2006-2007.

Based on his experience as an executive at a publicly-traded company and his financial, banking, and information security expertise, we have determined that Mr. Cherry should serve as a director.

Dennis H. Gartman	Independent Director	Age: 72 Director since: 2022

Mr. Gartman has served as a director since July 2022. Mr. Gartman retired as Editor and Publisher of The Gartman Letter L.C. in December 2019, after over 30 years of publishing “The Gartman Letter,” which was a daily commentary on global capital markets. Mr. Gartman is also a regular contributor to several financial media outlets and speaks before various associations and trade groups around the world. From January 2018 to August 2021, Mr. Gartman served as a board member of PRTI, Inc., which is in the business of recycling tires into valuable commodities. He served as the outside director of the Kansas City Board of Trade from 2006 to 2008. In addition, Mr. Gartman previously led the futures brokerage operation at Sovran Bank, was the Chief Financial Futures Analyst for A.G. Becker & Company, and acted as an independent member of the Chicago Board of Trade. Before that, Mr. Gartman traded foreign exchange and money market instruments at NCNB National Bank and was an economist for Cotton, Inc., where he analyzed supply and demand in the U.S. textile industry. Since August 2013, Mr. Gartman has served as the chair of the Investment Committee of The University of Akron. He also has served as a member of the Board of Directors of the Office of Investments at North Carolina State University since January 2008. Mr. Gartman received a bachelor's degree from The University of Akron.

Based on his extensive experience in the private sector, as well as his Board experience and his extensive experience in and deep knowledge of the capital markets, we have determined that Mr. Gartman should serve as a director.

Armada Hoffler Properties, Inc.	14	Proxy Statement 2023

Proposal 1

Louis S. Haddad	President, Chief Executive Officer, Vice Chairman of the Board of Directors	Age: 65 Director since: 2013

Mr. Haddad has served as Armada Hoffler's President and Chief Executive Officer and a director since the formation of the Company. He has served as the Vice Chairman of our Board of Directors since 2019. Mr. Haddad has more than 30 years of experience in the commercial real estate industry. Mr. Haddad has served in executive roles within our predecessor entities since 1987, including Chief Executive Officer of our predecessor entities between 1999 and the completion of our initial public offering in 2013, and President of our predecessor between 1996 and 1999. From 1987 to 1996, Mr. Haddad served as President of Armada Hoffler Construction Company. Additionally, Mr. Haddad served as an on-site construction supervisor for Armada Hoffler Construction Company from 1985 until 1987. Prior to joining Armada Hoffler, Mr. Haddad worked at Harkins Builders, which provides construction management services, in Baltimore, Maryland.

Based on his knowledge of our company, its business and properties and his extensive experience in the commercial real estate and construction industries, we have determined that Mr. Haddad should serve as a director.

Eva S. Hardy	Lead Independent Director	Age: 78 Director since: 2015

Ms. Hardy has served as a director since March 2015 and has served as the Lead Independent Director since November 2022. Ms. Hardy retired as executive vice president of Public Policy and Corporate Communications at Dominion Resources in 2008, after 20 years as an executive with the company, where she was responsible for local, state, and federal relations in all states where Dominion did business, as well as media, communications, advertising, and The Dominion Foundation. In addition to her private sector experience, Ms. Hardy spent 17 years in local and state government, serving in several positions with the City of Portsmouth, Virginia from 1972 to 1981. She became Commissioner of Labor for Virginia in 1983, and served as Secretary of Health and Human Resources from 1986 to 1990 in the administration of Virginia Gov. Gerald L. Baliles. She served as Interim State Director for US Senator Mark R. Warner in 2009. She has served as Vice Chair of the State Council of Higher Education and on the Board of Trustees of her alma mater, Hood College as well as the Board of the Eastern Virginia Medical School.

Based on her extensive experience in the public and private sectors, including as an executive at a publicly traded company, we have determined that Ms. Hardy should serve as a director.

Armada Hoffler Properties, Inc.	15	Proxy Statement 2023

Proposal 1

Daniel A. Hoffler	Executive Chairman of the Board of Directors	Age: 74 Director since: 2013

Mr. Hoffler has served as the Executive Chairman of our Board of Directors since our initial public offering. In this role, Mr. Hoffler provides executive level leadership while working with the Chief Executive Officer to shape strategy and mentor the executive leadership team. Additionally, Mr. Hoffler leverages business relationships built over his 45+ years in the real estate industry to aid the company when possible. Mr. Hoffler founded our predecessor entities in 1979 and served as chairman of the Board of Directors of our predecessor entities. Before founding our predecessor entities, Mr. Hoffler was employed as vice president of marketing for Eastern International, Inc., a commercial real estate development and construction company specializing in construction of warehouse and office buildings. Prior to that, Mr. Hoffler was employed as a regional manager for Dun and Bradstreet, a credit information provider. From 1992 through 1996, Mr. Hoffler served on the University of Virginia’s Board of Directors of Visitors. In 1987, he was chosen as the Outstanding Citizen of Hampton Roads, Virginia. In 1986, Mr. Hoffler was appointed to a five-year term in the Virginia Governor’s Advisory Board of Directors for Industrial Development for the Commonwealth of Virginia. Mr. Hoffler has also previously served on the boards of the Virginia Racing Commission, the Virginia Department of Game and Inland Fisheries, Virginia Department of Transportation, and as Chair of the Hampton Roads Partnership. He is a former director of the Shaw Group. Mr. Hoffler graduated from Campbell College with a degree in business.

Based on his knowledge of our company, its business and properties and his extensive experience in the commercial real estate and construction industries, we have determined that Mr. Hoffler should serve as a director.

A. Russell Kirk	Director	Age: 75 Director since: 2013

Mr. Kirk has served as a director since our initial public offering and previously served as the Vice Chairman of our Board of Directors from 2013 to 2019. Mr. Kirk was responsible for strategic aspects of Armada Hoffler’s businesses, including acquisition and development proposals, investment decisions, structuring partnerships and joint ventures, reviewing contracts, designing exit strategies, as well as securing financial commitments from the company’s lenders. Prior to joining Armada Hoffler in 1983, Mr. Kirk was a partner with the law firm of Kaufman & Canoles, where he practiced for ten years, specializing in structuring, marketing, and financing real estate transactions. Mr. Kirk also served on the Virginia Port Authority for eight years, and served as its Chairman for a portion of that time. Mr. Kirk received a bachelor's degree from the University of Virginia and received a J.D. from Washington and Lee University School of Law, where he was elected to the Order of the Coif.

Based on his knowledge of our company, its business and properties and his extensive experience in the commercial real estate and construction industries, we have determined that Mr. Kirk should serve as a director.

Armada Hoffler Properties, Inc.	16	Proxy Statement 2023

Proposal 1

John W. Snow	Independent Director	Age: 83 Director since: 2013

Mr. Snow has served as a director since our initial public offering and as our Lead Independent Director from 2013 to 2019. Mr. Snow currently serves as the Chairman of Cerberus Management. From February 2003 until June 2006, Mr. Snow served as United States Treasury Secretary under President George W. Bush, a position in which he was a key voice on domestic and global economic issues and helped to steer the effort to pass the 2003 Jobs and Growth Tax Relief Act. Mr. Snow was Chairman and Chief Executive Officer of CSX Corporation (NYSE: CSX), one of America’s leading transportation companies from 1989 until 2003 when he went to Treasury. While in that capacity, he also served as Chairman of the Business Roundtable and on the Business Council’s executive committee, a prestigious business policy group comprised of 250 chief executive officer of the nation’s largest companies. In addition, Mr. Snow co-chaired the influential Conference Board’s Blue Ribbon Commission on Public Trust and Private Enterprises. Mr. Snow served on the board of Dominion Midstream Partners (NYSE: D) from 2014 to 2019 and on the board of Marathon Petroleum Corporation (NYSE: MPC) from 2011 to 2017. Mr. Snow holds a B.A. from University of Toledo, a master’s from The Johns Hopkins University, a law degree from the George Washington University, and a Ph.D in Economics from the University of Virginia.

Based on his extensive experience with complex economic issues, his service as the US Secretary of the Treasury, his service on the boards of multiple public companies and his exemplary record of leadership, we have determined that Mr. Snow should serve as a director.

Vote Required and Recommendation
The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the election of the nine director nominees. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Armada Hoffler Properties, Inc.	17	Proxy Statement 2023

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board, which is composed entirely of independent directors, has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, the Board has determined that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of the Audit Committee’s selection of our independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Vote Required and Recommendation
The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our stockholders’ best interests. In the event that the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

Relationship with Independent Registered Public Accounting Firm
Our consolidated financial statements for the years ended December 31, 2022 and 2021 have been audited by Ernst & Young LLP, which served as our independent registered public accounting firm for these years.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the Company for the years ended December 31, 2022 and 2021:

	Year Ended December 31, 2022 ($)	Year Ended December 31, 2021 ($)

Audit Fees(1)	1,298,016	1,238,001
Tax Fees(2)	392,183	345,805
All Other Fees(3)	5,550	2,690
Total	1,695,749	1,586,496
(1) Audit fees for 2022 and 2021 include fees for the annual audit of the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K, reviews of the condensed consolidated financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q, and the issuance of comfort letters and consents in connection with the Company’s registration statements filed with the SEC.
(2) Tax fees include fees for tax compliance services and tax planning.
(3) All other fees include fees for online resources provided by Ernst & Young LLP.
Pre-Approval Policies and Procedures
The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any permitted non-audit service to the Company. Pursuant to the Audit Committee Pre-Approval Policy, which the Audit Committee reviews and reassesses

Armada Hoffler Properties, Inc.	18	Proxy Statement 2023

Proposal 2
periodically, a list of specific services within certain categories of services, including audit, audit-related and tax services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, the Audit Committee may delegate authority to its chairperson to pre-approve engagements for the performance of audit and non-audit services. The chairperson must report all pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee approved 100% of the audit-related fees, tax fees, and other fees for the year ended December 31, 2022.

Armada Hoffler Properties, Inc.	19	Proxy Statement 2023

Corporate Governance and Board Matters

Corporate Governance Profile
Armada Hoffler has structured our corporate governance in a manner that we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

our Board is prohibited from electing to classify without first obtaining stockholder approval	each of our directors is subject to re-election annually	we have a majority voting standard for uncontested director elections	six of our nine directors are “independent”

three of our directors qualify as an “audit committee financial expert” as defined by the SEC	all of our Board committees are comprised solely of independent directors	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law	we have adopted a “proxy access” bylaw provision to enable eligible long-term stockholders to nominate and include their own director nominees in our proxy materials

we have adopted an Incentive Compensation Clawback Policy and an Anti-Hedging Policy	we do not have a stockholder rights plan (poison pill)	we have adopted stock ownership and retention guidelines for all executive officers and non-employee directors	our stockholders have the ability to amend our bylaws, subject to certain limitations

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.
Sustainability Committee
The Company has established a Sustainability Committee, a cross-functional management committee formed to support the Company's ongoing commitment to environmental, workplace health and safety, corporate and social responsibility, corporate governance, and other sustainability matters. Members of the Sustainability Committee are appointed by our Chief Executive Officer and are required to report quarterly to the Chief Executive Officer and annually to the Nominating and Corporate Governance Committee of the Board.

Armada Hoffler Properties, Inc.	20	Proxy Statement 2023

Corporate Governance and Board Matters
Proxy Access
Our bylaws include a "proxy access” provision, which enables eligible long-term stockholders to nominate and include their own director nominees in the Company’s proxy materials, along with the candidates nominated by our Board. Under this provision, a stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, is able to nominate and include in the Company’s proxy materials eligible director nominees up to the greater of (i) 20% of the number of directors up for election at the Company’s annual meeting of stockholders or (ii) two director nominees, subject to the additional requirements specified in the Company’s bylaws.
Majority Voting Standard for Uncontested Director Elections
Our bylaws provide for majority voting in uncontested elections of directors. Under this majority voting standard, the affirmative vote of a majority of the votes cast is required for the election of a director in an uncontested election, which means that the number of votes cast for a director must exceed the number of votes cast against such director. In any contested election, in which the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.

In addition, our Corporate Governance Guidelines require incumbent director nominees who fail to receive a majority of the votes cast in an uncontested election of directors to submit an offer to resign from our Board of Directors. The Nominating and Corporate Governance Committee of our Board must consider any such offer to resign and make a recommendation to our Board on whether to accept or reject the resignation. Taking into account the recommendation of the Nominating and Corporate Governance Committee, our Board will determine whether to accept or reject any such resignation within 90 days after the certification of the election results, and we will report such decision in a press release, filing with the SEC or by other public announcement. If an incumbent director’s resignation is accepted by our Board, then our Board may fill the resulting vacancy or decrease the size of our Board in accordance with our bylaws. If a director’s resignation is not accepted by our Board, such director will continue to serve until his or her successor is duly elected and qualified, or his or her earlier death, resignation, retirement, or removal. For the purposes of applying this majority voting standard, an election is considered “uncontested” if no stockholder provides notice of its intention to nominate one or more candidates to compete with our Board's nominees in the manner required by our bylaws, or if any such stockholder has withdrawn all such nominations on or before the close of business ten days prior to the filing of our definitive proxy statement with the SEC.
Stockholder Amendments to Bylaws
On February 23, 2022, the Board further affirmed our commitment to leadership in corporate governance by adopting an amendment to the Company’s bylaws to reduce the requirements necessary for stockholders to submit binding proposals to amend the bylaws. As amended, Article XIV of the bylaws provides stockholders satisfying the ownership and eligibility requirements of Rule 14a-8 under the Exchange Act the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to alter or repeal any provision of the bylaws and to adopt new bylaws, except that stockholders do not have the power to alter or repeal Article XIV or Article XII (relating to indemnification and advancement of expenses) of the bylaws or adopt any provision of the bylaws inconsistent with Article XIV or Article XII without the approval of the Board.
Stock Ownership Guidelines
Our Stock Ownership Guidelines (the “Guidelines”) apply to all of our executive officers and the non-employee directors. Our Board believes that our executive officers and non-employee directors should acquire and maintain a material equity position in the Company to promote (i) the further alignment of the interests of such individuals and the Company’s stockholders, (ii) the creation of value for the Company’s stockholders and (iii) the accountability of such individuals for the performance of the Company. The table below sets forth the applicable minimum ownership requirements for our executive officers and non-employee directors and their ownership of Qualifying Securities (as defined below) as of April 1, 2023. Compliance must be achieved by the later of February 21, 2024 or five years from the date on which the individual becomes subject to the Guidelines.

Armada Hoffler Properties, Inc.	21	Proxy Statement 2023

Corporate Governance and Board Matters

Position	Minimum Ownership Requirement	Minimum Required Ownership of Qualifying Securities(1) (as of April 1, 2023) ($)	Value of Qualifying Securities owned as of April 1, 2023(2) ($)

Chief Executive Officer	5x annual base salary
Louis S. Haddad(3)		5,291,000	34,014,031
Chief Financial Officer	3x annual base salary
Matthew T. Barnes-Smith(4)		1,050,000	175,506
Other Executive Officers	3x annual base salary
Eric E. Apperson		1,236,000	4,184,226
Shelly R. Hampton		1,125,000	1,746,167
Shawn J. Tibbetts(5)		1,500,000	904,476
Non-Employee Directors	3x the value of any annual equity award and annual cash retainer (excluding any additional retainer for committee chairs or Lead Independent Director)
George F. Allen		270,000	324,906
James A. Carroll		270,000	409,658
James Cherry		270,000	572,399
Dennis H. Gartman(6)		270,000	—
Eva S. Hardy		270,000	229,256
John W. Snow		270,000	2,489,224
(1) Compliance must be achieved by the later of February 21, 2024 and five years from the date on which the individual became subject to the Guidelines.
(2) Represents the number of Qualifying Securities owned as of April 1, 2023 multiplied by $12.03. The value of each individual’s Qualifying Securities as of April 1 each year is determined based on the higher of (i) the closing price of our common stock on the last trading day of the immediately preceding fiscal year and (ii) the volume-weighted average price of our common stock for the 30 trading days immediately preceding April 1.
(3) Includes 272,932 OP units (as defined below) held by a trust, for which Mr. Haddad serves as a trustee and for which Mr. Haddad disclaims beneficial ownership.
(4) Mr. Barnes-Smith became subject to the Guidelines upon being promoted to the role of Chief Financial Officer on March 18, 2022 and, therefore, has until March 18, 2027 to be in compliance.
(5) Mr. Tibbetts became subject to the Guidelines upon being promoted to the role of Chief Operating Officer on February 19, 2020 and, therefore, must be in compliance by February 19, 2025.
(6) Mr. Gartman became subject to the Guidelines upon joining the Board of Directors on July 13, 2022 and, therefore, must be in compliance by July 13, 2027.

In addition, Messrs. Hoffler and Kirk owned 5,367,417 and 1,249,985 Qualifying Securities, respectively, as of April 1, 2023.

Our named executive officers and directors (including their trusts) owned 12.2% of our company as of April 1, 2023, which includes ownership of common stock and units of limited partnership interest ("OP units") in Armada Hoffler, L.P., the Company's Operating Partnership (the "Operating Partnership").

For purposes of the Guidelines, our executive officers and non-employee directors may satisfy the Guidelines with the following securities (“Qualifying Securities”), whether owned directly or indirectly by our executive officers and non-employee directors:

•shares of the Company’s common stock;
•OP units;
•time-vesting restricted shares of common stock or similar time-vesting equity awards granted under the Company’s equity incentive plans, whether or not currently vested; and
•performance-vesting restricted shares of common stock or restricted stock units (or similar performance-vesting equity awards granted under the Company’s equity incentive plans) for which the relevant performance targets have been determined to have been met.

Neither stock options nor performance-vesting (i) restricted shares of common stock or (ii) share units or other performance-vesting equity awards granted under the Company’s equity incentive plans for which the relevant performance targets have not been met will be deemed Qualifying Securities for purposes of the Guidelines.

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Corporate Governance and Board Matters
Compliance with the Guidelines is measured on April 1 of each year. Each participant must meet the applicable ownership requirement within five years of the later of (i) the adoption of the Guidelines by the Board and (ii) the date the participant became subject to the Guidelines. If a participant becomes subject to a greater ownership requirement due to an amendment to the Guidelines, a promotion or an increase in base salary (or, in the case of non-employee directors, an increase in the annual cash retainer or annual equity award), and the participant does not satisfy such requirement at that time, the participant must meet such increased ownership requirement within three years of the date of such amendment to the Guidelines, promotion or increase in base salary, annual retainer, or annual equity award. The value of each individual’s Qualifying Securities as of April 1 of each year will be determined based on the higher of (i) the closing price of our common stock on the last trading day of the immediately preceding fiscal year and (ii) the volume-weighted average price of our common stock for the 30 days immediately preceding April 1 of the applicable year. To promote compliance with the Guidelines, participants must retain 100% of the net shares received from any awards granted under our equity incentive plans for a period of one year after the vesting of such awards and, if a participant is not in compliance with the applicable minimum ownership requirement after such time period, must retain 100% of the shares or units until the applicable ownership requirement is met.
Insider Trading Policy
Our Board has adopted an Insider Trading Policy, which applies to all of our directors, officers, and employees. The policy prohibits our directors, officers, employees, and any entities they control from engaging in transactions in the Company’s securities, including common stock and Preferred Stock, if those persons are in possession of material non-public information. It includes a number of exemptions, such as when the transaction is effected pursuant to a plan or arrangement that is compliant with Rule 10b5-1 under the Exchange Act. The policy also sets out particular blackout periods during which no trading may typically occur. Scheduled blackout periods occur around the dates quarterly and annual reports are being prepared, until the close of business two business days after the public announcement of our earnings for the quarter, and additional event-specific blackout periods can be imposed.
Hedging, Pledging and Short-Term Speculative Transactions
We prohibit the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities by any of our directors or employees (or any designee of any of them). We also prohibit hedging or monetization transactions, such as forward sale contracts, in which the stockholder owns the underlying Company security without all the risks of ownership.
Information Security
Our Board recognizes the risks inherent in today's cybersecurity environment. We are committed to proactively researching, implementing, and updating technology security hardware, software, and strategies as the threat landscape around us evolves, ensuring we offer the best protection for our resources and information from unauthorized access. Our governance strategy for information security has been organized as follows:

•The Audit Committee oversees our information security program; the Audit Committee receives updates from the Chief Financial Officer at least semiannually.
•We use a defense in layers approach to risk identification and mitigation and are supported by third-party monitoring, next-generation hardware, and automated logging analysis. We utilize third parties for penetration testing and log evaluation, which provides 24/7 network monitoring to assist in rapid identification and mitigation of any suspicious network access.
•Our policies have been generated using the National Institute of Standards in Technology (NIST) framework as a foundation. We have been measured against that standard by an evaluation specialist and have been determined to be at Tier 3 - Repeatable status. We are continuing to refine our strategies through ongoing assessments.
•We regularly test controls surrounding logical access and change management in our accounting systems.
•We conduct company-wide IT security training, supported by weekly executed simulated email phishing attacks for employee training and recognition of attacks.
•We maintain cybersecurity risk insurance covering risks including ransomware, forensic analysis and recovery, and brand protection.
•The Company has experienced only one known data breach in the last three years (December 2020), which resulted in no information security breach penalties or settlements.
Succession Planning:
The Board of Directors is actively involved in succession planning efforts for our CEO and senior management. Each year, the CEO is tasked by the Board with reporting to the Nominating and Corporate Governance Committee on succession planning initiatives and his recommendation as to potential successors for our CEO and other members of senior management, along with a review of any development plans recommended for such individuals. An interim plan is also reviewed which would become effective in the event our CEO or another member of our senior management unexpectedly becomes unable to perform his or her duties, in order to minimize

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potential disruption or loss of continuity to the business and its operations. The CEO also reports on plans and progress regarding identification, mentoring, and continuing development of potential internal candidates for other executive leadership positions.
Role of the Board in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight.

In particular, the Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. This committee also monitors the effectiveness of our sustainability initiatives.

The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Board Committees
Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The principal functions of each committee are described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of these committees is comprised exclusively of independent directors. Additionally, our Board may from time to time establish certain other committees to facilitate the management of our company.

The table below provides membership information for each of the Board committees as of the date of this Proxy Statement:

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
George F. Allen			■		■	(Chair)
James A. Carroll*	■	(Chair)
James C. Cherry*	■		■	(Chair)	■
Dennis H. Gartman*	■
Louis S. Haddad
Eva S. Hardy			■		■
Daniel A. Hoffler
A. Russell Kirk
John W. Snow					■

* Audit committee financial expert.

Audit Committee
The Audit Committee is comprised of Messrs. Carroll, Cherry, and Gartman, with Mr. Carroll serving as chairperson. Each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. The Board determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards, and the Board has determined that each of the directors serving on the Audit Committee is “independent” within the

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meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•our accounting and financial reporting processes;
•the integrity of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal, and regulatory requirements;
•our information security program;
•the evaluation of the qualifications, independence, and performance of our independent registered public accounting firm;
•the performance of our internal audit function; and
•our enterprise risk profile.

Additionally, the Audit Committee is responsible for overseeing management's cybersecurity program. The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual Proxy Statement.

During the fiscal year ended December 31, 2022, the Audit Committee met six times.
Compensation Committee
The Compensation Committee is comprised of Messrs. Allen and Cherry and Ms. Hardy, with Mr. Cherry serving as chairperson. The Board has determined that each of the directors serving on the Compensation Committee is “independent” within the meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted a Compensation Committee charter, which details the principal authority and functions of the Compensation Committee, including:

•reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives, and determining and approving the remuneration of our chief executive officer based on such evaluation;
•reviewing and approving the compensation of all of our other officers;
•reviewing our executive compensation policies and plans;
•implementing and administering our incentive compensation equity-based remuneration plans;
•implementing and administering our incentive compensation clawback policy;
•assisting management in complying with our Proxy Statement and Annual Report disclosure requirements;
•to the extent required by applicable SEC rules, producing a report on executive compensation to be included in our annual Proxy Statement; and
•reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

For more information, see “Compensation Discussion and Analysis” contained elsewhere in this Proxy Statement.

During the fiscal year ended December 31, 2022, the Compensation Committee met one time.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of Ms. Hardy and Messrs. Allen, Cherry, and Snow, with Mr. Allen serving as chairperson. The Board has determined that each of the directors serving on the Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

•identifying and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the Annual Meeting of stockholders;

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•developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;
•recommending to the Board of Directors appropriate policies and initiatives developed by our Sustainability Committee;
•reviewing and making recommendations on matters involving the general operation of the Board of Directors, including board size and composition, and committee composition and structure;
•recommending to the Board of Directors nominees for each committee of the Board of Directors;
•annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•overseeing the Board of Directors’ evaluation of management.

In identifying and recommending nominees for directors, the Nominating and Corporate Governance Committee may consider, among other factors, diversity of relevant experience, expertise and background.

During the fiscal year ended December 31, 2022, the Nominating and Corporate Governance Committee met three times.
Director Selection Process
The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to our Board of Directors of nominees for election as directors. In assessing candidates for election to our Board of Directors, the Nominating and Corporate Governance Committee takes into account such factors as it deems appropriate, including, among others, familiarity with our industry, broad experience in business, finance or administration, diversity of both background and experience, areas of expertise, and other factors relative to the overall composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee considers whether a potential candidate for director has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service on the Board of Directors. The Board of Directors believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the Board of Directors and the needs of our business. Accordingly, the Board of Directors, through the Nominating and Corporate Governance Committee, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that the Board of Directors will be periodically “renewed” as certain directors rotate off and new directors are recruited. The Board of Director’s commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience.

Applying the criteria described above, the Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee recommends the nominees for election to the Board of Directors. Taking the Nominating and Corporate Governance Committee’s recommendation into consideration, the Board of Directors then approves the nominees for directorship for stockholders to consider and vote upon at the annual stockholders’ meeting.

Stockholders wishing to recommend individuals for consideration as directors must follow the procedures described in Article II, Section 11 of the Company’s bylaws, including (among other requirements) the receipt of written notice of the nomination by our Corporate Secretary, no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s annual meeting. The stockholder’s notice must set forth as to each nominee all information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act if the candidate had been nominated by or on behalf of our Board of Directors. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. See “Other Matters—Stockholder Proposals and Nominations for the 2024 Annual Meeting.” In addition, our bylaws also include a “proxy access” provision which enables eligible long-term stockholders to nominate and include their own director nominees in the Company’s proxy materials, along with the candidates nominated by our Board. See “Other Matters—Proxy Access Procedures for the 2024 Annual Meeting."
Code of Business Conduct and Ethics
Our Board of Directors established a Code of Business Conduct and Ethics that applies to our officers, directors, and employees. Among other matters, our Code of Business Conduct and Ethics is designed to promote:

•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, including vendor relationships;
•full, fair, accurate, timely, and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable laws, rules, and regulations;
•human rights and leading environmental practices;

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•prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•accountability for adherence to the Code of Business Conduct and Ethics.

Political contributions on behalf of the Company are prohibited.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by the Board of Directors or a committee of the Board of Directors, and any such waiver shall be promptly disclosed to stockholders as required by law or NYSE regulations.
Availability of Corporate Governance Materials
Stockholders may view our corporate governance materials, including the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and various other corporate governance policies, on our website at www.ArmadaHoffler.com under the “Investors” tab, and these documents are available in print to any stockholder who sends a written request to such effect to Investor Relations, Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462. Information at or connected to our website is not and should not be considered a part of this Proxy Statement. Any amendments to our corporate governance materials will be uploaded to our website without express notice to our stockholders.
Independence of Directors
NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, a compensation committee and an audit committee, each comprised solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with such company).

The Board currently has nine directors, a majority of whom our Board of Directors affirmatively has determined, after broadly considering all relevant facts and circumstances, to be “independent” under NYSE listing standards and under applicable rules of the SEC. The Board affirmatively has determined that each of the following directors is independent under these standards: Ms. Hardy and Messrs. Allen, Carroll, Cherry, Hartman and Snow.
Board Leadership Structure
SEPARATE CHAIRMAN AND CHIEF EXECUTIVE OFFICER POSITIONS
The roles of Executive Chairman and Chief Executive Officer are held by two different individuals, Messrs. Hoffler and Haddad, respectively. The separation of the roles of Chairman and Chief Executive Officer allows Messrs. Hoffler and Haddad to have leadership roles on the executive management team, which our Board of Directors believes is important in light of their knowledge of the Company and their extensive experience in the commercial real estate and construction industries. Our Board of Directors continues to believe that our current leadership structure, including separate positions of Executive Chairman and Chief Executive Officer and the use of a Lead Independent Director, currently provides an effective leadership model for the Company and the benefit of the distinct abilities and experience of our Executive Chairman, Chief Executive Officer, and Lead Independent Director. Our Board of Directors also believes having an Executive Chairman is useful as it ensures that our Board of Directors leadership retains a close working relationship with management.

LEAD INDEPENDENT DIRECTOR
Our Board of Directors believes that its governance structure ensures a strong, independent Board even though our Board of Directors does not have an independent Chairperson. To strengthen the role of our independent directors and encourage independent Board leadership, the Board of Directors also has established the position of Lead Independent Director, which is held by Ms. Hardy. The responsibilities of the Lead Independent Director include, among others:

•serving as liaison between (i) management, including the President and Chief Executive Officer, (ii) our other independent directors, and (iii) interested third parties and our Board of Directors;
•presiding at executive sessions of the independent directors;
•serving as the focal point of communication to our Board of Directors regarding management plans and initiatives;
•ensuring that the role between Board oversight and management operations is respected;

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•providing the medium for informal dialogue with and between independent directors, allowing for free and open communication within that group; and
•serving as the communication conduit for third parties who wish to communicate with our Board of Directors.

Our Lead Independent Director is selected on an annual basis by a majority of the independent directors then serving on our
Board of Directors.
Board and Committee Meetings
During the fiscal year ended December 31, 2022, the Board of Directors met three times. Directors are expected to attend, in person or by telephone, all Board of Directors meetings and meetings of committees on which they serve. All directors attended at least 75% of the aggregate of (i) the total number of Board meetings held during the fiscal year ended December 31, 2022 and (ii) the total number of meetings of the Board’s committees on which he or she served in 2022, in each case only including meetings held while such director was a member of the Board or committee, as applicable.
Annual Meeting Attendance
Our directors are expected to attend our annual meeting of stockholders. All of our then-serving directors attended the 2022 annual meeting of stockholders.
Executive Sessions of Non-Management Directors
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our non-management directors meet in executive sessions without management participation at least quarterly. In addition, our Corporate Governance Guidelines provide that if the group of non-management directors includes directors who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent directors. The Lead Independent Director presides at these sessions.
Communications with the Board
Stockholders and other interested parties may communicate with the Board of Directors by sending written correspondence to the “Lead Independent Director” c/o the Corporate Secretary of Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462, who will then directly forward such correspondence to the Lead Independent Director. The Lead Independent Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board of Directors.
Director Compensation
2022 DIRECTOR COMPENSATION
During the fiscal year ended December 31, 2022, our non-employee directors were compensated for their service based on the following schedule:

Elements of 2022 Non-Employee Director Compensation ($)
Annual Cash Retainer	50,000
Annual Equity Award of Restricted Shares	40,000
Additional Annual Cash Retainers for:
Lead Independent Director	10,000
Audit Committee Chair	7,500
Compensation Committee Chair	5,000
Nominating and Corporate Governance Committee Chair	5,000

Each non-employee director receives the annual base cash retainer for his or her services in cash in quarterly installments in conjunction with quarterly meetings of the Board (except for Mr. Kirk whose retainer is paid in a mixture of quarterly and bi-weekly installments). Each non-employee director may elect to receive up to 100% of his or her annual cash retainers in fully vested shares of our common stock. On the date of each annual meeting of stockholders, each non-employee director receives an annual equity award of restricted shares

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which will vest on the date of the first annual meeting of stockholders after the date of grant, subject to the director’s continued service on the Board of Directors on such date. All awards of restricted stock granted to each non-employee director will vest in full upon a change in control (as defined in the Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Equity Incentive Plan”)). We also reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full Board of Directors and committee meetings, attendance at annual or special meetings of our stockholders, and site visits to our properties.

Mr. Haddad, our President, Chief Executive Officer, and the Vice Chairman of our Board, does not receive any additional compensation for his service on the Board.

2023 DIRECTOR COMPENSATION
The Compensation Committee periodically reviews the compensation of our directors, with benchmarking and advice from the committee’s independent compensation consultant, Ferguson Partners Consulting, L.P. ("Ferguson Partners"). The compensation elements of non-employee directors were last changed in the year ended December 31, 2021. Any proposed changes are reviewed with and approved by the full Board. After consultation with Ferguson Partners, the Compensation Committee determined that our director compensation was generally below the 25th percentile of our competitor set, and it would be appropriate to adjust the non-employee director compensation as follows:

Elements of 2023 Non-Employee Director Compensation ($)

Annual Cash Retainer	55,000
Annual Equity Award of Restricted Shares	55,000
Additional Annual Cash Retainers for:
Lead Independent Director	15,000
Audit Committee Chair	12,500
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	10,000

EXECUTIVE CHAIRMAN COMPENSATION
As the founder of the Company's predecessor entities, Mr. Hoffler serves as Executive Chairman of the Board and has served in this capacity since our initial public offering (our "IPO"). Mr. Hoffler’s extensive experience and knowledge are an invaluable resource to the Company. Mr. Hoffler’s key contributions to the Company include the following:

•provides invaluable industry and community relationships and contacts. His reputation, relationships, and industry experience provide the Company with selective opportunities;
•serves as a mentor to the executive leadership team; and
•supports the development of the executives and the Company’s succession planning efforts, ensuring continuity of the Company’s culture.

For the fiscal year ended December 31, 2022, Mr. Hoffler received cash compensation of $310,260 payable in bi-weekly installments, equity awards of restricted shares of common stock with a value equal to $110,260, which will vest on the date of the Annual Meeting, subject to his continued service on the Board on such date, and healthcare coverage under our healthcare plan available to all employees of the Company. For the fiscal year ended December 31, 2023, Mr. Hoffler will receive equity awards of restricted shares of common stock with a value equal to $140,000.

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DIRECTOR COMPENSATION TABLE
The following tables provides information on the compensation of our directors for the fiscal year ended December 31, 2022, other than Mr. Haddad, who received no separate compensation for his service as a director. For information related to the compensation of Mr. Haddad, please refer to “Compensation of Executive Officers Summary Compensation Table.”

Independent Directors	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)

George F. Allen	55,000		40,000	2,072	97,072
James A. Carroll	57,500	(3)	40,000	2,072	99,572
James C. Cherry	60,000		40,000	2,072	102,072
Dennis H. Gartman	25,000		—	—	25,000
Eva S. Hardy	55,000		40,000	2,072	97,072
Dorothy S. McAuliffe	12,500		—	993	13,493
John W. Snow	50,000	(4)	40,000	2,072	92,072

Non-Independent Directors	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(5) ($)	Total ($)

Daniel A. Hoffler	310,260	110,260	131,376	551,896
A. Russell Kirk	50,000	40,000	7,980	97,980
(1) Represents the aggregate grant date fair value of restricted shares granted on June 15, 2022. Mr. Hoffler received a grant of 8,265 restricted shares, and each of Messrs. Allen, Carroll, Cherry, Kirk, and Snow and Ms. Hardy received a grant of 2,998 restricted shares, all of which were outstanding as of December 31, 2022. Mr. Gartman joined the Board of Directors on July 13, 2022 and did not receive a grant of restricted shares during the year ended December 31, 2022.
(2) Represents dividends paid on unvested restricted shares of common stock.
(3) Includes $14,375 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described above.
(4) Includes $50,000 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described above.
(5) Reflects the following:

Name	Automobile Allowance or Personal Use of Company Automobile (a) ($)	Tax Return Prep Fees ($)	Administrative Support ($)	Dividends on Unvested Restricted Stock ($)	Other (b) ($)	Total ($)

Daniel A. Hoffler	37,375	13,500	57,810	5,714	16,977	131,376
A. Russell Kirk	—	—	—	2,072	5,908	7,980
(a) Represents costs related to automobile allowance, gas and tolls.
(b) Represents costs related to parking fees, car detailing, personal aircraft use, club dues, commuting expenses, physicals, excess life insurance, 401(k) match, executive fees, cable or DirectTV television.

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Executive Officers

The following table sets forth information concerning our current executive officers. Executives serve at the Board’s discretion.

Name	Age(1)	Title
Louis S. Haddad	65	President and Chief Executive Officer
Matthew T. Barnes-Smith	37	Chief Financial Officer, Treasurer and Corporate Secretary
Shawn J. Tibbetts	42	Chief Operating Officer
Eric E. Apperson	59	President of Construction
Shelly R. Hampton	55	President of Asset Management
(1) Age as of April 21, 2023.

Set forth below are descriptions of the backgrounds of each of our current executive officers (other than Mr. Haddad, whose background and positions are described above under “Proposal 1: Election of Directors”).

Matthew T. Barnes-Smith	Chief Financial Officer, Treasurer and Corporate Secretary

Mr. Barnes-Smith joined as our Executive Vice President of Finance in September 2020 and was appointed as the Chief Financial Officer in March 2022. Since he joined in 2020, Mr. Barnes-Smith has been responsible for overseeing the organization in the areas of financial planning, accounting, strategy, and risk management. Mr. Barnes-Smith previously served as the Chief Administration Officer for The Port of Virginia from July 2017 to September 2020, where he was accountable for various business functions including financial analytics and reporting, as well as procurement and cost control. From December 2013 to June 2017, Mr. Barnes-Smith served as the Vice President Strategic Planning & Analytics for The Port of Virginia. He earned his Bachelor’s degree in Economics with Finance from Oklahoma State University, where he also received his Master’s degree in Economics.

Shawn J. Tibbetts	Chief Operating Officer

Mr. Tibbetts joined as our Chief Operating Officer in 2019 and was appointed as an executive officer in February 2020. Mr. Tibbetts is responsible for aligning the day-to-day operations of the Company’s various business lines and support groups with the corporate goals set by the CEO and Board of Directors.  Mr. Tibbetts has more than 15 years of corporate leadership experience with a focus on operating efficiency, talent development and organizational design.  Mr. Tibbetts previously served as the Port of Virginia’s President and COO of Virginia International Terminals, LLC from October 2014 to July 2019 where he was responsible for the portfolio’s P&L, logistics, operations, maintenance, labor relations, IT, safety, security and capital infrastructure projects.  Prior to joining the Port of Virginia in July 2010, Mr. Tibbetts served in various leadership roles at APM Terminals, a global subsidiary of A.P. Moller Maersk from March 2003 to June 2010. Mr. Tibbetts earned his B.B.A. from James Madison, his M.B.A. from the College of William & Mary and completed the Advanced Management Program at Harvard Business School.

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Eric E. Apperson	President of Construction

Mr. Apperson has served as our President of Construction since our initial public offering. He has over 25 years of experience in real estate management, development and construction. Mr. Apperson previously served as President of Construction of one of our predecessor entities, a position he assumed in 2000. Prior to being named President of Construction, Mr. Apperson served as President of a subsidiary of our predecessor formerly known as Goodman Segar Hogan Hoffler Construction. Beginning in 1987, he served our predecessor as project manager. Mr. Apperson earned a B.A. from Hampden-Sydney College.

Shelly R. Hampton	President of Asset Management

Ms. Hampton has served as our President of Asset Management since our initial public offering. Ms. Hampton has nearly 35 years of experience in accounting, finance, administration, operations and management. Ms. Hampton previously served as President of Asset Management of one of our predecessor entities since 2011 until the completion of our initial public offering. From 2009 to 2011, Ms. Hampton served as Vice President of Asset Management of one of our predecessor entities. From 1999 until 2011, Ms. Hampton served as the Director of Asset Management of one of our predecessor entities. Ms. Hampton previously served as Vice President of Finance at JLM Holdings. Ms. Hampton holds an AAS in Business Management from Metropolitan College and graduated cum laude with a B.S. in Business Administration from Western New England College.

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Executive Compensation

Compensation Discussion and Analysis

INTRODUCTION
This Compensation Discussion and Analysis outlines the principles underlying our executive compensation policies and decisions as it relates to the Company’s named executive officers (“NEOs”). The Company’s NEOs for 2022 were:

Louis S. Haddad President and Chief Executive Officer	Matthew T. Barnes-Smith Chief Financial Officer, Treasurer and Corporate Secretary	Michael P. O’Hara Former Chief Financial Officer, Treasurer and Corporate Secretary	Shawn J. Tibbetts Chief Operating Officer	Eric E. Apperson President of Construction	Shelly R. Hampton President of Asset Management

2022 BUSINESS HIGHLIGHTS
The Company is a vertically integrated, self-managed REIT with over 40 years of experience in developing, acquiring, and managing high-quality, institutional-grade properties.

In 2022, we were able to successfully execute on our strategic objectives with robust leasing, strong acquisition activity and record NOI from our multifamily properties. Additionally, we were able to increase our normalized FFO per diluted share by 13%, increase our quarterly dividend by over 12%, and deliver a total stockholder return of over 42%. Our significant efforts through 2022 have us well-positioned for continued growth in 2023 and beyond.

FINANCIAL PERFORMANCE(1)
•Net income attributable to common stockholders and OP Unitholders of $82.5 million for the year ended December 31, 2022 compared to $13.9 million for the year ended December 31, 2021, an increase of $68.6 million.
•Funds from Operations, or "FFO," of $106.6 million, or $1.21 per diluted share, for the year ended December 31, 2022 compared to $85.4 million or $1.05 per diluted share, for the year ended December 31, 2021, an increase of 15%.
•Normalized FFO of $107.2 million, or $1.22 per diluted share, for the year ended December 31, 2022 compared to Normalized FFO of $87.6 million, or $1.08 per diluted share, for the year ended December 31, 2021, an increase of 13%.
•Increased quarterly cash dividend from an annualized amount of $0.68 to $0.76 during 2022, representing a year-over-year increase of 12%.
(1) (1) Refer to Appendix A for our definition of FFO and Normalized FFO.

OPERATING PERFORMANCE
•At year-end, the Company’s retail, office, and multifamily core operating property portfolios were 97.9%, 96.7%, and 96.1% occupied, respectively.
•2022 full year releasing spreads on commercial portfolio of 7.1% on a GAAP basis and 2.7% on a cash basis.
•2022 full year Same-store NOI across the entire portfolio increased by 5.6% on a GAAP basis and 6.7% on a cash basis, with the multifamily portfolio increasing 9.9% on a GAAP basis.
•Earned $7.7 million of gross profit in the construction segment.
•Total third-party construction contract backlog was $665.6 million at the end of the year.
13% Normalized FFO year-over-year increase

5.6% Same store NOI growth on a GAAP Basis for the year-end 2022

97% operating portfolio occupancy at year end 2022

$669m worth of development projects in our pipeline at year end 2022

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TRANSACTION AND DEVELOPMENT ACTIVITY
•Delivered Chronicle Mill, a 238-unit market rate apartment project in the Charlotte suburb of Belmont, North Carolina. As of December 31, 2022, Chronicle Mill was already 93% leased.
•Completed the $246 million acquisition of the Constellation building, a prime mixed-use property in Baltimore’s Harbor Point neighborhood.
•Completed the sale of The Residences at Annapolis Junction (a non-core asset) for $150 million.
•Completed the sale disposition of two single-tenant assets in Durham, North Carolina for $24 million.
•Successfully completed strategic exit from student housing space upon the sale of Hoffler Place and Summit Place in Charleston, South Carolina for $81 million.

$2.2b total enterprise value at year end 2022, comprised of 47% debt and 53% equity

$273m acquisition of the Class A+ mixed use Constellation building in 2022, of which the company holds a 90% economic interest

TOTAL STOCKHOLDER RETURN
We have delivered strong positive total stockholder returns over the short-term and long-term, which have outperformed the median of our Peer Group (as defined below) over the 5-year, 7-year and post-IPO periods, as follows:

	Total Stockholder Return(1)
	1-Year	3-Year	5-Year	7-Year	Post IPO(2)
Armada Hoffler Properties, Inc.	(20)%	(27)%	(4)%	59%	70%
Peer Group Median(3)	(24)%	(17)%	(10)%	12%	2%
MSCI US REIT Index	(25)%	0%	20%	37%	60%

(1) Per S&P Capital IQ Pro; Peer Group data excludes companies that did not trade publicly for the entire period referenced.
(2) IPO was completed on May 8, 2013.
(3) The peer group was determined in consultation with Ferguson Partners. See "Peer Group" below for details.

EXECUTIVE COMPENSATION SUMMARY
Our Compensation Committee made its compensation plans for 2022 based on a primary objective to motivate our NEOs to continue focusing on Normalized FFO performance and the execution of key strategic priorities. We believe that, in the long-term, the accomplishment of these goals will generate positive stockholder value. With these factors firmly in mind, we note the following compensation-related highlights for 2022:

•Pay-for-Performance Alignment: We award both cash and equity incentive compensation based on challenging goals and subject to meaningful changes in payout levels depending on our annual and long-term performance results.
•Significant Alignment with Our Stockholders: The majority of incentive compensation is payable in awards of restricted stock, including 64% of our CEO’s target incentive opportunity, because we understand the importance of equity-based compensation to align our executives’ interests with those of our stockholders. Beginning in 2020, the Company extended the vesting period for the restricted stock portion of our NEO incentives to three years to further align with stockholders’ interests and to be more consistent with best governance practices.
•Commitment to Strong Pay Governance: We have adopted stock ownership and retention guidelines for all executive officers and directors, an incentive compensation clawback policy for all executive officers and an anti-hedging policy for all employees and directors. For more information, see “Corporate Governance and Board Matters” contained elsewhere in this Proxy Statement.

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STOCKHOLDER SAY-ON-PAY VOTE

At the 2022 annual meeting of stockholders, the Company’s stockholders approved, on a non-binding advisory basis, the Company’s executive compensation plan with an affirmative vote of approximately 96.6% of the votes cast on the matter, which the Company believes reflects strong stockholder support of its executive compensation program. The Compensation Committee is committed to reviewing the results of the advisory say-on-pay vote, market practices and governance standards on an annual basis and making changes as appropriate.

History of Strong Say-on-Pay Support
2022
96.6%
2021
97.8%
2020
98.3%

COMPENSATION OBJECTIVES AND PHILOSOPHY
The Compensation Committee believes that the Company's compensation program for executive officers should:

•attract and retain highly-qualified executives;
•motivate these executives to achieve corporate and individual performance objectives and increase stockholder value on an annual and long-term basis;
•achieve an appropriate balance between risk and reward that does not incentivize excessive risk taking; and
•promote teamwork and cooperation throughout the Company and within the management group.

The Compensation Committee applied this philosophy in establishing each of the elements of executive compensation for the fiscal year ended December 31, 2022. The Compensation Committee’s goal was to align executive compensation with measurable performance and to compare executive compensation with peers and industry-specific market data.

DETERMINING COMPENSATION FOR NAMED EXECUTIVE OFFICERS
•Role of the Compensation Committee: The Compensation Committee of the Board, which is comprised entirely of directors who are independent under the applicable rules of the SEC and the NYSE listing standards, operates under a written charter and is responsible for establishing the terms of the compensation of the Company’s NEOs. The Compensation Committee is responsible for determining and approving our Chief Executive Officer’s compensation and annually reviews corporate goals and objectives related to compensation and evaluates performance related to such goals and objectives. Additionally, the Compensation Committee reviews and approves the compensation of all of our other executive officers, evaluates compensation policies and plans, and implements and administers our incentive compensation equity-based remuneration plans.

•Role of the CEO: Our Chief Executive Officer plays a significant role in setting compensation for our other executive officers by providing the Compensation Committee with an evaluation of their performance, together with recommendations for their compensation. Although Mr. Haddad was involved in the compensation setting process, the Compensation Committee and the Board held discussions outside the presence of Mr. Haddad, which allowed the Compensation Committee and the Board to independently discuss any and all recommendations as it determined final compensation amounts for our NEOs.

•Role of the Compensation Consultant: The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the Chief Executive Officer or other executive officer compensation and to approve such consultant’s fees and other retention terms. In accordance with this authority, the Compensation Committee retained Ferguson Partners as its independent compensation consultant to advise the Compensation Committee on executive officer and director compensation during 2022, including providing industry-specific market data. Ferguson Partners reported directly to the Compensation Committee, and the Compensation Committee is free to replace Ferguson Partners or hire additional consultants from time to time. Ferguson Partners and its affiliates do not provide any other services to us or our affiliates. The Compensation Committee assessed the independence of Ferguson Partners pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Ferguson Partners from serving as an independent consultant to the Compensation Committee.

PEER GROUP
As part of its engagement, Ferguson Partners provided the Compensation Committee with comparative market data on the overall compensation program for our executive officers based on an analysis of peer companies. The table set forth below identifies the companies in the peer group used for 2022, which the Compensation Committee considered as part of its analysis in setting compensation for our executive officers:

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2022 Executive Compensation Peer Group (“Peer Group”)

Acadia Realty Trust	AIMCO	American Assets Trust, Inc.

Centerspace	City Office REIT, Inc.	CTO Realty Growth, Inc.

Elme Communities(1)	InvenTrust Properties Corp.	Piedmont Office Realty Trust, Inc.

RPT Realty	Saul Centers, Inc.	UMH Properties, Inc.

Urstadt Biddle Properties, Inc.	Whitestone REIT

(1) Elme Communities was previously named Washington Real Estate Investment Trust

Each year, the Company, in consultation with Ferguson Partners, reviews the peer group to determine the appropriateness of each peer company, as well as the peer group in totality. For 2022, the Company used the following selection criteria:

2022 Peer Group Selection Criteria
Assets/Business Model	We are a diversified REIT with high-quality office, retail and multifamily assets. Accordingly, our peer group represents a blend of all of these asset types to reflect our diverse real estate holdings.
Size Parameters	At the time the Peer Group was approved, each was an internally-managed REIT with an implied equity market capitalization and total enterprise value ranging from 0.4x to 2.0x the size of the Company.
Overall Peer Group
As of December 31, 2022, the Company’s implied equity market capitalization was approximately $1.0 billion and total enterprise value was approximately $2.2 billion which approximated the median of the Peer Group as follows:
•Implied Equity Market Capitalization - ranged from $0.8 billion to $1.4 billion(1), with a median of approximately $1.0 billion.
•Total Enterprise Value - ranged from $1.4 billion to $2.6 billion(1), with a median of approximately $2.0 billion.

(1) Based on the approximate 25th to 75th percentile of the 2022 Peer Group.

Based on this assessment, changes were made to the Peer Group to remove certain companies that were no longer appropriate size or asset type comparisons and to add new peer companies that are more appropriate direct competitors. Accordingly, Four Corners Property Trust, Franklin Street Properties Corp, Getty Realty Corp, One Liberty Properties, and Preferred Apartment Communities, Inc. (acquired by a third-party) were removed from the Peer Group for 2022. Following these removals, potential replacements were evaluated, and Acadia

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Realty Trust, Inc., AIMCO, InvenTrust Properties Corp., Piedmont Office Realty Trust, Inc. and UMH Properties, Inc. were added to the Peer Group for 2022. The Compensation Committee may change the composition of the peer group from year to year, as it deems appropriate. In determining 2022 compensation for our NEOs, the Compensation Committee, in consultation with Ferguson Partners, considered the competitive positioning of our executive compensation levels relative to market data for setting salary, incentive award and total compensation levels.

STRUCTURE AND COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program for the NEOs generally consists of base salary, an annual incentive program comprised of cash and restricted stock awards and certain other benefits. We also provide certain severance arrangements for our NEOs. The target amount of compensation is determined based on an assessment of prevailing market compensation levels and the roles, experience, and the value delivered on a daily basis by our NEOs.

The Compensation Committee determined that it was appropriate to increase 2022 target compensation opportunities to more competitive levels for our NEOs, other than our CEO. The Compensation Committee made the following 2022 compensation decisions based on their assessment that (i) historical compensation levels for our NEOs were below the median of the Peer Group; (ii) the size of the Company (based on implied equity market capitalization) approximates the median of the Peer Group; and (iii) individual performance and internal equity factors warranted increases to target compensation.

BASE SALARY
Base salary is intended to attract and retain executive officers based on the scope and complexity of the role and responsibilities, fairness (e.g., employees with similar responsibilities, experience and historical performance are rewarded comparably), and individual performance. The Compensation Committee reviews base salaries annually and makes adjustments to be competitive with market salary levels or to recognize an executive officer’s professional growth and development or increased responsibility within the Company.

The Compensation Committee made the following base salary compensation decisions in early 2022 to ensure that NEO salaries were appropriately set from both a competitive market and internal equity perspective:

Name	2022 Base Salary ($)

Louis S. Haddad	1,058,200
Matthew T. Barnes-Smith	300,000
Michael P. O’Hara(1)	298,764
Shawn J. Tibbetts	450,000
Eric E. Apperson	400,000
Shelly R. Hampton	350,000
(1) Reflects changes made to Mr. O’Hara’s base salary in connection with his transition to a new role effective March 16, 2022

SHORT-TERM INCENTIVE PROGRAM
All cash and equity bonus awards for the NEOs are made pursuant to our short-term incentive program ("STIP"), using a pay-for-performance structure to align the interests of our executive management team with the interests of our stockholders as follows:
•Award determinations under the STIP are based on quantitative and qualitative factors set by the Compensation Committee each year. The Compensation Committee retains the discretion to equitably adjust the quantitative metrics to account for one-time events, as deemed appropriate.
•The payouts under the STIP are based on the Company achieving certain threshold, target and maximum levels of corporate and individual performance metrics.
•Bonus awards under the STIP are paid partially in cash and the majority is paid in restricted shares of the Company’s common stock, subject to additional time-vesting restrictions. The Compensation Committee believes that the vesting schedule promotes retention, encourages long-term performance to maximize the value of and dividends received on stock granted to NEOs, and further aligns the interests of our executive officers and stockholders. Further, we believe that this vesting period encourages our executive officers to

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focus on sustaining our long-term performance, thus minimizing the risk of our executive officers focusing on short-term gains at the expense of our long-term performance.
CASH AWARDS
Under the 2022 STIP, our NEOs were eligible to receive the following cash bonus payout at threshold, target and maximum performance:

	Cash Portion of 2022 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	260,000	400,000	540,000
Matthew T. Barnes-Smith	65,000	100,000	135,000
Michael P. O’Hara	130,000	200,000	270,000
Shawn J. Tibbetts	146,250	225,000	303,750
Eric E. Apperson	97,500	150,000	202,500
Shelly R. Hampton	65,000	100,000	135,000
RESTRICTED STOCK AWARDS
Under the 2022 STIP, NEOs were eligible to receive the following restricted stock awards under the Equity Incentive Plan at threshold, target and maximum performance:

	RSA Portion of 2022 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	464,750	715,000	965,250
Matthew T. Barnes-Smith	65,000	100,000	135,000
Michael P. O’Hara	227,500	350,000	472,500
Shawn J. Tibbetts	260,000	400,000	540,000
Eric E. Apperson	130,000	200,000	270,000
Shelly R. Hampton	162,500	250,000	337,500
2022 STIP PERFORMANCE EVALUATION
In January 2022, the Compensation Committee approved a STIP that was similar to prior years and was based on the following performance metrics:

Performance Metrics	Weighting
Normalized FFO	30%
Normalized FFO/Share	50%
Individual Goals	20%

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	2022 Quantitative Bonus Goals
2022 STIP Metrics	Threshold ($)	Target ($)	Maximum ($)	Actual ($)

Normalized FFO	99,000,000	101,000,000	103,000,000	107,200,000
Normalized FFO/Share	1.09	1.12	1.15	1.22

The 2022 STIP includes a review of individual performance for each NEO. In 2022, the Compensation Committee established qualitative objectives for each NEO (the qualitative performance objectives for Mr. Barnes-Smith, Mr. O’Hara, Ms. Hampton, Mr. Apperson, and Mr. Tibbetts were primarily established by Mr. Haddad, and approved by the Compensation Committee). The objectives are intended to enhance and support the Company’s overall strategic and operational objectives in its day-to-day activities. Additionally, the Compensation Committee also considered the following:

•Increased quarterly cash dividend from an annualized amount of $0.68 to $0.76 during 2022.
•Increased our normalized FFO per diluted share by 13%.
•Core operating property portfolio occupancy at 97% as of December 31, 2022.
•Positive renewal spreads during the fourth quarter across all segments:
• Lease rates on fourth quarter office lease renewals increased 6.1% on a GAAP basis and 1.9% on a cash basis.
• Lease rates on fourth quarter retail lease renewals increased 10.3% on a GAAP basis and 5.4% on a cash basis.
•Same Store NOI increased 5.6% on a GAAP basis and 6.7% on a cash basis compared to the year ended December 31, 2021.
•Successfully completed the sale of non-core assets and the strategic exit from student housing, and delivered a 238-unit market apartment project that was already 93% leased as of December 31, 2022.
•Continuation of the annual Sustainability Report publication.
•Continued to execute strategic succession planning efforts, ensuring continuity of the Company’s strategy and culture.
2022 STIP PAYOUTS
The 2022 annual cash and restricted stock award incentive compensation payable to our NEOs was based on the achievement of the measures listed above. Based on the Compensation Committee’s review of the quantitative and qualitative factors under the STIP, which included an assessment of each NEO's individual goals and accomplishments, on February 22, 2023, the Compensation Committee approved the 2022 STIP awards as follows:

	2022 Actual STIP Awards
Name	Cash ($)	RSA(1) ($)	Total ($)

Louis S. Haddad	540,000	965,250	1,505,250
Matthew T. Barnes-Smith	135,000	135,000	270,000
Michael P. O’Hara(2)	—	—	—
Shawn J. Tibbetts	303,750	540,000	843,750
Eric E. Apperson	202,500	270,000	472,500
Shelly R. Hampton	135,000	337,500	472,500
(1) Restricted stock awards granted under the 2022 STIP plan in March 2023.
(2) In connection with his transition to a new role effective March 16, 2022 and his retirement effective December 31, 2022, and in lieu of his participation in the 2022 STIP, (i) the Compensation Committee accelerated Mr. O'Hara's outstanding restricted stock awards, (ii) Mr. O'Hara received a $191,667 cash bonus and (iii) Mr. O'Hara was granted $175,000 in restricted shares of common stock under the Equity Incentive Plan, the vesting of which was subject to Mr. O'Hara continuing his service to the Company through December 31, 2022. The restricted shares of common stock vested on January 3, 2023.

Under the STIP, the bonus awards paid in restricted shares of common stock vest two-fifths on the grant date and three-fifths in equal amounts on the first three anniversaries of the grant date. The restricted shares were granted on March 3, 2023.

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2023 COMPENSATION PROGRAM
As part of the year-end 2022 compensation process, the Compensation Committee reviewed target compensation levels for each of the NEOs based on the following key considerations: (i) NEO compensation relative to the peer group (which continues to be below the median for all NEOs); (ii) overall company performance; and (iii) individual performance and internal equity factors. Based on this review, the Compensation Committee, in consultation with Ferguson Partners, determined that it was appropriate to increase 2023 target compensation opportunities to more competitive levels for our NEOs, with target total compensation at or below the median of the Peer Group. As a result of Mr. O'Hara's resignation as Chief Financial Officer, Treasurer and Corporate Secretary on March 16, 2022, he is no longer an executive officer of the Company.
BASE SALARIES
In February 2023, the Compensation Committee approved no changes to our CEO’s base salary and market-based adjustments for our other NEOs. Our NEOs are not eligible to receive the annual increases in base salary effective for all employees each year. The Compensation Committee has set 2023 base salaries for Messrs. Haddad, Barnes-Smith, Apperson, and Tibbetts and Ms. Hampton in the following amounts:

Name	2023 Base Salary ($)

Louis S. Haddad	1,058,200
Matthew T. Barnes-Smith	350,000
Shawn J. Tibbetts	500,000
Eric E. Apperson	412,000
Shelly R. Hampton	375,000

2023 STIP
In February 2023, the Compensation Committee approved our 2023 STIP. The 2023 STIP is a formulaic program with awards based on pre-defined quantitative and qualitative performance metrics established by the Compensation Committee. Like the 2022 STIP, the 2023 STIP provides opportunities for our NEOs to earn both cash and restricted stock awards. For 2023, the Compensation Committee determined the weightings will continue to be based on 80% earnings and 20% on individual goals.

POTENTIAL CASH AWARDS
Under the 2023 STIP, Messrs. Haddad, Barnes-Smith, Tibbetts, and Apperson and Ms. Hampton are eligible to receive the following cash bonus payout at threshold, target, and maximum performance:

	Cash Portion of 2023 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	260,000	400,000	540,000
Matthew T. Barnes-Smith	81,250	125,000	168,750
Shawn J. Tibbetts	146,250	225,000	303,750
Eric E. Apperson	97,500	150,000	202,500
Shelly R. Hampton	81,250	125,000	168,750

Under the 2023 STIP, approximately 25-40% of the total incentive compensation eligible to be received by the NEOs is payable in cash.

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POTENTIAL RESTRICTED STOCK AWARDS
Under the 2023 STIP, Messrs. Haddad, Barnes-Smith, Tibbetts and Apperson and Ms. Hampton are eligible to receive the following restricted stock awards at threshold, target and maximum performance:

	RSA Portion of 2023 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	687,700	1,058,000	1,428,300
Matthew T. Barnes-Smith	178,750	275,000	371,250
Shawn J. Tibbetts	471,250	725,000	978,750
Eric E. Apperson	146,250	225,000	303,750
Shelly R. Hampton	162,500	250,000	337,500

Under the 2023 STIP, approximately 60-75% of the total incentive compensation eligible to be received by the NEOs is payable in the form of restricted stock awards under the Equity Incentive Plan. Any shares underlying each restricted stock award, to the extent earned by the NEOs, are expected to vest two-fifths on the grant date and one-fifth on each of the first three anniversaries of the grant date.

PERFORMANCE MEASURES
Incentive compensation payable to our NEOs under the 2023 STIP will be based on the achievement of the following measures, as set forth in the table below.

		2023 Quantitative Bonus Goals
2023 STIP Metrics	Weighting	Threshold ($)	Target ($)	Maximum ($)

Corporate
Normalized Funds from Operations (Normalized FFO)	30%	106,675,000	109,330,000	111,985,000
Normalized FFO/Share	50%	1.21	1.24	1.27
Individual Goals	20%	Assessed by the Compensation Committee based on pre-established goals for each individual(1)
(1) CEO individual goals are based on ensuring Company-wide goals are successfully executed, including corporate responsibility, sustainability and human capital goals.

For purposes of the STIP, we first calculate FFO, a supplemental non-GAAP financial measure, in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). However, because we believe that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by our portfolio and affect the comparability of our year-over-year performance, we also use Normalized FFO for the STIP. Management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment of intangible assets and liabilities, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, severance related costs, and other non-comparable items. The Compensation Committee retains the discretion to equitably adjust the quantitative metrics to account for one-time events such as capital raising.

TAX AND ACCOUNTING IMPLICATIONS
Section 162(m) of the Code (“Section 162(m)”) generally precludes a publicly held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to certain executive officers. While the Compensation Committee considers the limitation on deductibility of compensation under Section 162(m), the Compensation Committee believes it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible, and retains the flexibility to award compensation that it determines to be consistent with the goals

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of our executive compensation program even if the awards are not deductible for tax purposes. We also consider the accounting impact of all compensation paid to our executives, and equity awards are given special consideration pursuant to FASB ASC Topic 718.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee of the Board of Directors are Ms. Hardy and Messrs. Allen and Cherry, with Mr. Cherry serving as chairperson, each of whom is an independent director. None of our executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee. Accordingly, during the fiscal year ended December 31, 2022, there were no interlocks with other companies within the meaning of the SEC’s proxy rules.
CEO Pay Ratio
In order to add context to the compensation of our Chief Executive Officer, we are providing the following information about the relationship between the median annual total compensation of our employees and the annual total compensation of Louis Haddad, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules.

As permitted by SEC rules, the median employee utilized for 2022 is the same employee identified in 2020 because there have been no changes in our employee population or employee compensation arrangements during the most recently completed fiscal year that we reasonably believe would result in a significant change to the CEO Pay Ratio for 2022. We previously determined that, as of December 31, 2020, our employee population consisted of approximately 158 individuals. This population consisted of our full-time, part-time, and temporary employees, and did not include any independent contractors that we have engaged. To identify the median employee from our employee population, we compared the total amount of compensation paid in 2020 to our active employees as of December 31, 2020, as reflected in our payroll records. We identified our median employee using this compensation measure, which was consistently applied to all employees included in the calculation.

We calculated the annual total compensation of our median employee and Mr. Haddad in accordance with SEC rules with regard to compensation for our NEOs. For 2022, our last completed fiscal year:

•the annual total compensation of our median employee was $115,060; and
•the annual total compensation of Mr. Haddad, as reported in the Summary Compensation Table included on page 43 of this Proxy Statement, was $2,679,430.

Based on this information, for 2022 the ratio of the annual total compensation of Mr. Haddad to the median annual total compensation of all employees, as determined pursuant to SEC rules, was 23.29 to 1.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K of Armada Hoffler Properties, Inc.

Submitted by the Compensation Committee of the Board of Directors:	James C. Cherry (Chairperson)	George F. Allen	Eva S. Hardy

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

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Summary Compensation Table
The following table sets forth a summary of all compensation earned, awarded or paid, as applicable, to our NEOs in the fiscal years ended December 31, 2022, 2021 and 2020.

Name	Year	Salary ($)		Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)		All Other Compensation ($)		Total ($)

Louis S. Haddad President, Chief Executive Officer and Director	2022	1,058,200		981,770		540,000		99,460	(4)	2,679,430
	2021	1,027,969		452,588		540,000		82,400		2,102,957
	2020	861,640	(3)	784,572		260,000		84,864		1,991,076
Matthew T. Barnes-Smith(5) Chief Financial Officer, Treasurer and Corporate Secretary	2022	281,755		82,399		135,000		33,940	(6)	533,094

Michael P. O’Hara(7) Former Chief Financial Officer, Treasurer and Corporate Secretary	2022	288,013		586,229	(8)	191,667	(9)	50,978	(10)	1,116,887
	2021	403,698		189,903		270,000		49,840		913,441
	2020	399,635		388,887		130,000		54,049		972,571
Shawn J. Tibbetts Chief Operations Officer	2022	448,546		343,281		303,750		54,457	(11)	1,150,034
	2021	401,967		194,770		270,000		41,742		908,479
	2020	350,002		207,600		150,000		36,019		743,621
Eric E. Apperson President of Construction	2022	399,476		205,974		202,500		51,876	(12)	859,826
	2021	378,466		94,952		202,500		49,324		725,242
	2020	374,904		148,036		97,500		48,200		668,640
Shelly R. Hampton President of Asset Management	2022	349,415		274,628		135,000		49,725	(13)	808,768
	2021	328,002		126,602		135,000		41,444		631,048
	2020	324,819		222,063		65,000		41,519		653,401
(1) Represents the stock portion of the annual STIP payable to each NEO, which comprised 38%-75% of the total STIP award in the fiscal year ended December 31, 2022, as well as any discretionary grants of restricted stock, and reflects the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. The stock portion of the STIP award was in the form of shares of restricted common stock and is presented in the year in which the stock grant was made, rather than the year such stock grant was earned.
(2) Except as otherwise noted, represents the cash portion of the annual STIP payable to each NEO for the year in which it was earned, which comprised 25%-62% of the total STIP award for the fiscal year ended December 31, 2022.
(3) In an effort to strengthen our financial flexibility and efficiently manage through the uncertainty caused by the COVID-19 pandemic, Mr. Haddad voluntarily elected to reduce his base salary by 25% effective as of May 1, 2020. On February 18, 2021, as a result of improvement in general economic conditions and our operating performance, the Company's Board of Directors reinstated Mr. Haddad's base salary to pre-COVID-19 compensation levels, effective January 1, 2021.
(4) This amount represents: (i) automobile allowance (including gas) in the amount of $37,190; (ii) parking fees in the amount of $1,589; (iii) club membership dues in the amount of $900; (iv) concierge health services in the amount of $6,750; (v) tax return preparation fees in the amount of $8,000; (vi) excess life insurance in the amount of $5,334; (vii) dividends on unvested restricted stock in the amount of $34,822; and (viii) 401(k) match in the amount of $4,875.
(5) In accordance with applicable SEC rules, information for Mr. Barnes-Smith is not provided for 2020 through 2021 because he was not a NEO as of December 31, 2020 or 2021.
(6) This amount represents: (i) automobile allowance (including gas) in the amount of $24,609; (ii) parking fees in the amount of $1,590; (iii) excess life insurance in the amount of $378; (iv) dividends on unvested restricted stock in the amount of $2,489; and (v) 401(k) match in the amount of $4,875.
(7) Effective March 16, 2022, Mr. O’Hara resigned as Chief Financial Officer, Treasurer and Corporate Secretary and is no longer an executive officer of the Company.
(8) Includes $175,000 in restricted shares of common stock granted to Mr. O’Hara in connection with his transition to a new role effective March 16, 2022 and his retirement effective December 31, 2022. The vesting of the restricted shares of common stock was subject to Mr. O’Hara continuing his service to the Company through December 31, 2022. The restricted shares of common stock vested on January 3, 2023.
(9) Represents a $191,667 cash bonus received by Mr. O’Hara in connection with his transition to a new role effective March 16, 2022 and his retirement effective December 31, 2022 and in lieu of the cash portion of the 2022 STIP.

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Executive Compensation
(10) This amount represents: (i) automobile allowance (including gas) in the amount of $17,219; (ii) parking fees in the amount of $530; (iii) concierge health services in the amount of $5,750; (iv) tax return preparation fees in the amount of $3,500; (v) dividends on unvested restricted stock in the amount of $19,104; and (vi) 401(k) match in the amount of $4,875.
(11) This amount represents: (i) automobile allowance (including automobile insurance and gas) in the amount of $27,133; (ii) parking fees in the amount of $1,590; (iii) club membership dues in the amount of $825; (iv) concierge health services in the amount of $6,750; (v) excess life insurance in the amount of $420; (vi) dividends on unvested restricted stock in the amount of $12,864; and (vii) 401(k) match in the amount of $4,875.
(12) This amount represents: (i) automobile allowance (including automobile insurance and gas) in the amount of $25,954; (ii) parking fees in the amount of $1,590; (iii) club membership dues in the amount of $900; (iv) concierge health services in the amount of $5,750; (v) tax return preparation fees in the amount of $3,750; (vi) excess life insurance in the amount of $1,806; (vii) dividends on unvested restricted stock in the amount of $7,251; and (viii) 401(k) match in the amount of $4,875.
(13) This amount represents: (i) automobile allowance (including automobile insurance and gas) in the amount of $26,070; (ii) parking fees in the amount of $1,590; (iii) club membership dues in the amount of $900; (iv) concierge health services in the amount of $1,950; (v) tax return preparation fees in the amount of $2,786; (vi) excess life insurance in the amount of $1,806; (vii) dividends on unvested restricted stock in the amount of $9,749; and (viii) 401(k) match in the amount of $4,875.

Grants of Plan-Based Awards
The following table summarizes grants of plan-based awards made to our NEOs in 2022.

Name			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Restricted Stock(3) ($)
	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	03/03/22	02/23/22	260,000	400,000	540,000	464,750	715,000	965,250	981,770
Matthew T. Barnes-Smith	03/03/22	02/23/22	65,000	100,000	135,000	39,000	60,000	81,000	82,399
Michael P. O’Hara(4)	03/03/22	02/23/22	130,000	200,000	270,000	195,000	300,000	405,000	411,934
	04/01/22 (5)	03/16/22	N/A	N/A	N/A	N/A	N/A	N/A	174,295
Shawn J. Tibbetts	03/03/22	02/23/22	146,250	225,000	303,750	162,500	250,000	337,500	343,281
Eric E. Apperson	03/03/22	02/23/22	97,500	150,000	202,500	97,500	150,000	202,500	205,974
Shelly R. Hampton	03/03/22	02/23/22	65,000	100,000	135,000	130,000	200,000	270,000	274,628
(1) Represents the cash portion of the 2022 STIP.
(2) Represents the restricted stock portion of the 2021 STIP, two-fifths of which vested on the grant date, one-fifth of which vested on the first anniversary of the grant date, one-fifth of which will vest on the second anniversary of the grant date and one-fifth of which will vest on the third anniversary of the grant date, subject to the executive's continued employment on such dates. For information regarding the restricted stock portion of the 2022 STIP, see “Compensation Discussion and Analysis - Structure and Components of the Executive Compensation Program - Short-Term Incentive Program” above.
(3) The grant date fair value for the shares of restricted stock was determined in accordance with FASB ASC Topic 718.
(4) In connection with his retirement effective December 31, 2022, the restricted stock awards granted to Mr. O’Hara under the 2021 STIP vested on January 3, 2023.
(5) Reflects restricted shares of common stock granted to Mr. O’Hara in connection with his transition to a new role effective March 16, 2022 and his retirement effective December 31, 2022. The vesting of the restricted shares of common stock was subject to Mr. O’Hara continuing his service to the Company through December 31, 2022. The restricted shares of common stock vested on January 3, 2023.
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
The following discussion should be read in conjunction with (i) the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” as well as the footnotes to such tables and (ii) the disclosure under the caption “Compensation Discussion and Analysis” above.

EQUITY AWARDS
The equity awards granted to our NEOs during 2022 that appear in the tables above were granted pursuant to the 2021 STIP, which is described in detail in the "Compensation Discussion and Analysis" section of our definitive proxy statement filed with the SEC on April 22, 2022, under the caption “Structure and Components of the Executive Compensation Program-Short Term Incentive Program.” Shares of restricted stock awarded under the 2021 STIP were granted pursuant to the Equity Incentive Plan. The Equity Incentive Plan was approved by our Board and by our stockholders prior to the completion of our initial public offering in 2013. On June 14, 2017, the Company’s stockholders approved the Amended and Restated Equity Incentive Plan, which increased the number of shares of the Company’s common stock reserved for issuance by 1,000,000 shares. The Equity Incentive Plan, as amended, provides for the grant of stock options, stock appreciation rights, stock awards, performance awards, dividend equivalents, incentive awards and other equity-

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Executive Compensation
based incentive awards. All of our employees and the employees of our subsidiaries and affiliates, including the Operating Partnership, and members of our Board, are eligible to receive awards under the Equity Incentive Plan. The Equity Incentive Plan is administered by the Compensation Committee, which is comprised entirely of non-employee directors.

COMPENSATION MIX
As discussed in more detail under the caption “Compensation Discussion and Analysis - Structure and Components of the Executive Compensation Program” above, in 2022, the Company’s compensation program was comprised of base salary and cash and equity awards under the 2022 STIP. The Compensation Committee does not allocate a fixed percentage of the NEO compensation packages to each of these elements and may, in its discretion, elect to change the mix of compensation between cash and equity in any particular year to achieve an appropriate balance among these elements and to incentivize our NEOs to focus on financial and operating results in the near term and the creation of stockholder value over the long term.

OTHER PLANS, PERQUISITES AND PERSONAL BENEFITS
Each of our NEOs is eligible to participate in all of our compensatory and benefit plans on the same basis as our other employees. In addition, certain of our NEOs receive additional benefits, such as allowances for an automobile, club membership dues, tax return preparation fees, excess life insurance, concierge health services, and an executive physical exam. See “Summary Compensation Table” above. We also pay cash dividends to our employees, including our NEOs, on their unvested shares of restricted stock.

EMPLOYMENT AND SEVERANCE ARRANGEMENT
We do not have employment or severance agreements with our NEOs. However, our Operating Partnership adopted the Executive Severance Benefit Plan (the “Severance Plan”), in which our NEOs, in their capacity as employees of our Operating Partnership, participate. See “Potential Payments Upon Termination or Change in Control” below.

RETIREMENT PLANS
We match a discretionary percentage of the contributions made by our employees, including our NEOs, to our 401(k) plan up to $10,000, excluding any catch up contributions. In 2022, this was a 50% match.

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Executive Compensation
Outstanding Equity Awards at Fiscal Year-End December 31, 2022
The following table presents information about our NEO’s outstanding equity awards as of December 31, 2022. The equity awards consist of time-vesting restricted shares of common stock.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)

Louis S. Haddad President, Chief Executive Officer and Director	3/3/2022	39,640	455,860
	3/3/2021	14,322	164,703
Matthew T. Barnes-Smith Chief Financial Officer, Treasurer and Corporate Secretary	3/3/2022	3,327	38,261
	3/3/2021	925	10,638
Michael P. O’Hara(3) Former Chief Financial Officer, Treasurer and Corporate Secretary	4/1/2022	11,938	137,287
	3/3/2022	16,632	191,268
	3/3/2021	6,010	69,115
Shawn J. Tibbetts Chief Operating Officer	3/3/2022	13,860	159,390
	3/3/2021	6,164	70,886
Eric E. Apperson President of Construction	3/3/2022	8,316	95,634
	3/3/2021	3,005	34,558
Shelly R. Hampton President of Asset Management	3/3/2022	11,088	127,512
	3/3/2021	4,006	46,069
(1) Represents restricted shares of common stock granted under our Equity Incentive Plan for 2022 and 2021 bonus awards, two-fifths of which vested on the grant date, one-fifth of which vest on the first anniversary of the grant date, one-fifth of which vest on the second anniversary of the grant date and one-fifth of which vest on the third anniversary of the grant date.
(2) Market value reflects the number of restricted shares multiplied by $11.50 per share, which was the closing price of our common stock on the NYSE on December 30, 2022.
(3) In connection with his retirement effective December 31, 2022, the restricted shares of common stock granted to Mr. O’Hara under our Equity Incentive Plan vested on January 3, 2023.

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Executive Compensation
2022 Option Exercises and Stock Vested
The following table sets forth, for each of our NEOs, the number of shares of our common stock that vested in 2022 as well as the value of those shares upon vesting.

	Time-Vested Stock Awards
NEO	Number of Shares Acquired on Vesting	Value Realized on Vesting(1) ($)

Louis S. Haddad	48,706	723,771
Matthew T. Barnes-Smith	2,680	39,825
Michael P. O’Hara	21,586	320,768
Shawn J. Tibbetts	16,322	242,545
Eric E. Apperson	9,899	147,099
Shelly R. Hampton	13,674	203,196
(1) Value realized reflects the number of shares acquired on vesting multiplied by $14.86 per share, which was the closing price of our common stock on the NYSE the day before vesting, March 2, 2022.
Potential Payments Upon Termination or Change in Control

SEVERANCE BENEFITS
We do not have employment or severance agreements with our named executive officers. However, our Operating Partnership maintains our Severance Plan, in which our named executive officers, in their capacity as employees of our Operating Partnership, participate.

Participation in the Severance Plan is limited to employees of our Operating Partnership and its affiliates who are members of a select group of management or highly compensated employees and who are selected to participate in the Severance Plan by our Board of Directors or by a committee thereof. A Severance Plan participant is entitled to receive benefits thereunder only if the participant’s employment is terminated by his or her employer for a reason other than “Cause” or the participant resigns with “Good Reason.” The Severance Plan defines the term “Cause” as (i) a participant’s willful failure or refusal to perform specific written directives that are consistent with the scope and nature of the participant’s duties, (ii) a conviction of, or plea of guilty or nolo contendere to, a felony, (iii) any act of dishonesty which results in a material unjust gain to the participant at the expense of his or her employer, (iv) any act of a participant involving moral turpitude which materially and adversely affects the business of his or her employer, (v) a material breach of the restrictive covenants set forth in the Severance Plan or (vi) a failure to perform a material duty or a material breach of an obligation to his or her employer or a material breach of a written policy of his or her employer other than due to mental or physical illness or injury. The Severance Plan defines the term “Good Reason” as (i) a material breach by the Company or an affiliate of the Company of a written agreement between the participant and the Company or an affiliate of the Company, (ii) a material reduction in the nature or scope of the participant’s title, authority, powers, functions, duties, or responsibilities, (iii) a material reduction in the participant’s base salary or bonus opportunity (other than a reduction for Cause or a reduction related to a general reduction that affects similarly situated individuals in a comparable manner) or (iv) a requirement that the participant, without his or her consent, change his or her principal office to a location that is more than fifty miles from the participant’s then-current principal office.

The benefits payable to a Severance Plan participant who is terminated without Cause or resigns with Good Reason will be (i) payment of accrued but unpaid salary, bonus, and vacation pay, (ii) a pro-rated amount of the participant’s “target” bonus for the year of termination, (iii) a multiple of the sum of the participant’s annual salary and “target” bonus for the year of termination, (iv) a multiple of the annual COBRA premium for the participant’s health plan coverage and (v) a multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance and accidental death and dismemberment insurance. The Severance Plan provides three levels of benefits: Tier I, Tier II, and Tier III. If a “target” level of bonus is not established for a participant, then the “target” will be 75%, 50% or 25% of base salary for Tier I, Tier II, and Tier III participants, respectively.

The Severance Plan includes different benefits for covered terminations within ninety days before or within one year after we experience a change in control (which is defined in the Severance Plan in the same terms as in the Equity Incentive Plan) (the "Change of Control Window").

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The Severance Plan provides for three levels of multiples, as described above:

•Participants who are designated as Tier I are assigned a multiple of 3x (whether within or outside the Change of Control Window),
•Participants who are designated as Tier II are assigned a multiple of 2.5x within the Change of Control Window and 2x outside the Change of Control Window, and
•Participants who are designated as Tier III are assigned a multiple of 1.5x within the Change of Control Window, and 1x outside the Change of Control Window.

The Severance Plan benefit level for each of our named executive officers is Tier I in the case of Mr. Haddad, Tier II in the case of Messrs. Apperson and Tibbetts, and Ms. Hampton, and Tier III in the case of Mr. Barnes-Smith. Prior to his transition to a new role effective March 16, 2022, the Severance Plan benefit level for Mr. O’Hara was Tier II. Following his transition, Mr. O’Hara no longer participated in the Severance Plan, and he has subsequently retired from the Company effective December 31, 2022. The committee that we appoint to administer the Severance Plan or we (in our capacity as the general partner of our Operating Partnership) determines which employees participate in the Severance Plan and each participant’s multiple.

No benefits will be paid under the Severance Plan unless the participant signs a release, in a form provided by our Operating Partnership, releasing us and our Operating Partnership and such other parties as are named in the release from any claims that the participant may have.

As a condition of participation in the Severance Plan, each participant agrees to comply with the following covenants:

•a covenant against competition and non-solicitation of employees and clients during employment and for one year after employment ends for any reason; and
•a covenant against disclosure of confidential information.

EQUITY ACCELERATION
The Executive Stock Award Agreement (the “Award Agreement”), which governs the awards granted in accordance with the Equity Incentive Plan, provides for acceleration in connection with a termination of employment, resignation, or a change of control. Participation in the Award Agreement is limited to employees or officers of our Operating Partnership and its affiliates and individuals who provide significant services to the Company or its affiliates.

A participant’s interest in the shares of common stock covered by the award will become vested and nonforfeitable if the participant is terminated by his or her employer for a reason other than “Cause” or if the participant resigns with “Good Reason” and remains in the continuous employ of the Company or an affiliate from the date of the award’s grant until the date such employment ends. The Award Agreement defines “Cause” as (i) the participant’s failure to perform a material duty or the participant’s material breach of an obligation under an agreement with the Company or a breach of a material and written Company policy other than by reason of mental or physical illness or injury, (ii) the participant’s breach of a fiduciary duty to the Company, (iii) the participant’s conduct that is demonstrably and materially injurious to the Company, materially or otherwise or (iv) the participant’s conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company and that in all cases is described in a written notice from the Board and that is not cured, to the reasonable satisfaction of the Board, within thirty (30) days after such notice is received by the participant. The Award Agreement defines the term “Good Reason” as (i) the Company’s material breach of an agreement with the participant or a direction from the Board that the participant act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (ii) a material diminution in the participant’s duties, functions and responsibilities to the Company and its affiliates without the participant’s consent or the Company preventing the participant from fulfilling or exercising the participant’s material duties, functions and responsibilities to the Company and its affiliates without the participant’s consent, (iii) a material reduction in the participant’s base salary or annual bonus opportunity or (iv) a requirement that the participant relocate the participant’s employment more than fifty (50) miles from the location of the participant’s principal office on the date of the award’s grant, without the consent of the participant.

In addition, a participant’s interest in the shares of common stock covered by the award will become vested and nonforfeitable upon a “Change in Control” if the participant remains in the continuous employ of the Company or an affiliate from the date of the award’s grant until the control change is in effect. A “Change in Control” will occur if (i) any “person” (except as otherwise defined in the Equity Incentive Plan) becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least 50% of the combined voting power or common stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to

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Executive Compensation
constitute at least a majority thereof; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power and common stock of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (iv) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common stock of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale.

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Executive Compensation
For purposes of the table below, except as noted below, we have made the following assumptions where applicable:

•The date of termination is December 31, 2022;
•The payments are based on the terms of the Severance Plan and the applicable award agreements governing unvested equity awards;
•There is no earned, accrued but unpaid salary;
•There is no earned, accrued but unpaid bonus for the prior year; and
•The premiums for the NEO’s health plan coverage, life insurance, long-term disability insurance, and accidental death and dismemberment insurance is constant throughout the year.

NEO	Benefit	Termination w/o Cause or for Good Reason More than 90 Days Prior to or More than One Year After Change of Control ($)		Termination w/o Cause or for Good Reason Within 90 Days Prior to or One Year After Change of Control ($)		Termination for Cause or w/o Good Reason	Death or Disability

Louis S. Haddad	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	4,857,424	(2)	4,857,424	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	620,563		620,563		—	—
Matthew T. Barnes-Smith	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	526,116	(2)	739,175	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	48,898		48,898		—	—
Michael P. O'Hara(5)	Accrued and Unpaid Amounts	—		—		—	—
	Lump Sum Cash Severance	—		—		—	—
	Accelerated Vesting of Stock Awards	—		—		—	—
Shawn J. Tibbetts	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	1,627,233	(2)	1,977,791	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	230,276		230,276		—	—
Eric E. Apperson	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	1,302,233	(2)	1,590,291	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	130,192		130,192		—	—
Shelly R. Hampton	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	1,018,036	(2)	1,247,544	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	173,581		173,581		—	—
(1) Represents amounts that may be payable for any base salary or cash bonus that has been earned but remains unpaid and any accrued but unused vacation pay, in each case at the time of termination.
(2) In the event the NEO is terminated without Cause or for Good Reason more than 90 days prior to the occurrence of a Change of Control or more than one year after the occurrence of a Change of Control, the NEO will receive a lump sum amount in cash equal to: (i) the applicable multiple of the NEOs base salary as in effect on the date of termination, (ii) the applicable multiple of the NEOs bonus for the year in which employment is terminated; (iii) the pro rata amount (based on the portion of the calendar year that the NEO was employed by the Company) of the NEOs target bonus for the year in which employment is terminated; (iv) the applicable multiple of the annual COBRA premium for the participant’s health plan coverage; and (v) the applicable multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance and accidental death and dismemberment insurance. The applicable multiple for our NEOs is 3x for Mr. Haddad and 2x for Ms. Hampton and Messrs. Tibbetts and Apperson and 1x for Mr. Barnes-Smith.

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(3) In the event the NEO is terminated without Cause or for Good Reason within 90 days prior to the occurrence of a Change of Control or within one year after the occurrence of a Change of Control, the NEO will receive a lump sum amount in cash equal to: (i) the applicable multiple of the NEOs base salary as in effect on the date of termination; (ii) the applicable multiple of the NEOs bonus for the year in which employment is terminated; (iii) the pro rata amount (based on the portion of the calendar year that the NEO was employed by the Company) of the NEOs target bonus for the year in which employment is terminated; (iv) the applicable multiple of the annual COBRA premium for the participant’s health plan coverage; and (v) the applicable multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance and accidental death and dismemberment insurance. The applicable multiple for our NEOs is 3x for Mr. Haddad and 2.5x for Ms. Hampton and Messrs. Tibbetts and Apperson and 1.5x for Mr. Barnes-Smith.
(4) Reflects the value equal to the number of restricted shares held by the NEO as of December 31, 2022 multiplied by $11.50 per share, which was the closing price of our common stock on the NYSE on December 30, 2022.
(5) Mr. O’Hara’s transition to a new role effective March 16, 2022 was not a termination without Cause or a resignation with Good Reason. Accordingly, Mr. O’Hara was not eligible for payments upon termination as of December 31, 2022. In connection with Mr. O’Hara’s retirement, (i) 6,010 restricted shares of common stock granted to Mr. O’Hara in March 2021 and 16,632 restricted shares of common stock granted to Mr. O’Hara in March 2022 (collectively, the “Accelerated Vesting Restricted Shares”) vested on January 3, 2023, (ii) Mr. O'Hara received a $191,667 cash bonus and (iii) on April 1, 2022, Mr. O'Hara was granted 11,938 restricted shares of common stock (the "Retirement Shares"), the vesting of which was subject to Mr. O'Hara continuing his service to the Company through December 31, 2022. The Retirement Shares vested on January 3, 2023. As of December 31, 2022, the values of the Accelerated Vesting Restricted Shares and the Retirement Shares were $260,383 and $137,287, respectively. The values of the Accelerated Vesting Restricted Shares and the Retirement Shares reflect the value equal to the number of shares multiplied by $11.50 per share, which was the closing price of our common stock on the NYSE on December 30, 2022. For further details on the awards pursuant to which Mr. O'Hara received the Accelerated Vesting Restricted Shares and the Retirement Shares, refer to the "Outstanding Equity Awards at Fiscal Year-End December 31, 2022" table on page 46.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined in Item 402(v) of Regulation S-K) and certain financial performance of the Company. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” on page 33 above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts earned or realized by NEOs, including with respect to RSUs. See the “2022 Option Exercises and Stock Vested” table on page 47.

	PEO		Average Summary Compensation Table Total for Non-PEO NEOs(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(3) ($)	Value of Initial Fixed $100 Investment Based on			Company Selected Performance Measure

Year	Summary Compensation Table Total ($)	Compensation Actually Paid(1) ($)			Total Shareholder Return(4)(5) ($)	Peer Group Total Shareholder Return(4)(6) ($)	Net Income ($) (MM)	Normalized FFO(7) ($) (MM)

2022	2,679,430	2,396,589	893,722	797,423	73	100	100.0	107.2
2021	2,102,957	2,306,297	794,553	859,230	91	132	25.5	87.6
2020(8)	1,991,076	1,588,654	759,558	639,489	64	92	37.0	86.2
(1)    The dollar amounts under "Compensation Actually Paid" represent the amount of "compensation actually paid" to Mr. Haddad, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Haddad during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Haddad's total compensation for each year to determine the compensation actually paid:

	Reconciliation of Summary Compensation Total vs Compensation Actually Paid (PEO) ($)

Year	Total Compensation as reported in the Summary Compensation Table (SCT)	Minus: SCT Equity Awards	Add: Fair value at end of fiscal year of equity compensation granted within applicable year	Add: Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during applicable fiscal year	Add: Change in fair value from end of prior fiscal year to the end of the applicable fiscal year for awards made in any prior fiscal year that were unvested at the end of applicable fiscal year	Equals: Compensation Actually Paid to PEO

2022	2,679,430	(981,770)	759,782	(7,575)	(53,278)	2,396,589
2021	2,102,957	(452,588)	544,967	50,493	60,468	2,306,297
2020	1,991,076	(784,572)	508,838	(29,920)	(96,768)	1,588,654
(2) The dollar amounts under “Average Summary Compensation Table Total for Non-PEO NEOs” represent the average of the amounts reported for the NEOs as a group (excluding Mr. Louis S. Haddad, who has served as our Chief Executive Officer since our initial public offering) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Haddad) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Matthew T. Barnes-Smith, Michael P. O’Hara, Shawn J. Tibbetts, Eric E. Apperson and Shelly Hampton; (ii) for 2021, Michael P. O’Hara, Shawn J. Tibbetts, Eric E. Apperson and Shelly Hampton; and (iii) for 2020, Michael P. O’Hara, Shawn J. Tibbetts, Eric E. Apperson and Shelly Hampton.

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Executive Compensation
(3) The dollar amounts under "Average Compensation Actually Paid to Non-PEO NEOs" represent the average amount of "compensation actually paid" to the NEOs as a group (excluding the Chief Executive Officer, Mr. Haddad), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs' average total compensation for each year to determine the compensation actually paid:

	Reconciliation of Average Summary Compensation Table Total vs Average Compensation Actually Paid (other NEOs) ($)

Year	Average Compensation as reported in the Summary Compensation Table (SCT)	Minus: SCT Equity Awards	Add: Fair value at end of fiscal year of equity compensation granted within applicable year	Add: Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during applicable fiscal year	Add: Change in fair value from end of prior fiscal year to the end of the applicable fiscal year for awards made in any prior fiscal year that were unvested at the end of applicable fiscal year	Equals: Average Compensation Actually Paid to Non-PEO NEOs

2022	893,722	(298,502)	231,489	(1,950)	(27,336)	797,423
2021	794,553	(151,557)	182,492	15,119	18,623	859,230
2020	759,558	(241,647)	156,721	(7,092)	(28,051)	639,489
(4)    Pursuant to SEC rules, the total shareholder return ("TSR") figures assume an initial investment of $100 on December 31, 2019.
(5) Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)    Represents the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. As permitted by SEC rules, the peer group referenced for purpose of the TSR comparison is the group of companies included in the MSCI US REIT Index, which is the industry peer group used for purposes of Item 201(e) of Regulation S-K.
(7)    Normalized FFO is defined as FFO calculated in accordance with the standards establish by the National Association of Real Estate Investment Trusts “Nareit”), adjusted for certain items, including but not limited to, acquisition, development and other pursuit costs, debt extinguishment losses, prepayment penalties, impairment of intangible assets and liabilities, mark-to-market adjustments on interest rate derivatives not designated as cash flow hedges, certain costs for interest rate caps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Nareit defines FFO as net income (loss) calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
(8)     In an effort to strengthen our financial flexibility and efficiently manage through the uncertainty caused by the COVID-19 pandemic, Mr. Haddad voluntarily elected to reduce his base salary by 25% effective as of May 1, 2020. On February 18, 2021, as a result of improvement in general economic conditions and our operating performance, the Company's Board of Directors reinstated Mr. Haddad's base salary to pre-COVID-19 compensation levels, effective January 1, 2021.

FINANCIAL PERFORMANCE MEASURES
As described in greater detail in the Compensation Discussion and Analysis on page 33, our approach to executive compensation is designed to align and motivate NEOs to continue their focus on shareholder performance and the successful execution of key strategic priorities. The most important financial measures used by the Company to link compensation actually paid to the NEOs for the most recently completed fiscal year, to the Company's performance are as follows (unranked):

•Normalized FFO;
•Normalized FFO/Share;
•Net Operating Income

ANALYSIS OF THE INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE
The following graphs illustrate the relationship during 2020-2022 of the Compensation Actually Paid to our CEO and the average Compensation Actually Paid to our other NEOs (each as set forth in the table above), to (i) our cumulative TSR and the cumulative TSR of the constituent companies in the MSCI US REIT Index, (ii) our GAAP net income, and (iii) our Normalized FFO (in each case as set forth in the table above):

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Executive Compensation
Refer to Appendix A for the reconciliation of Normalized FFO to Net Income.

Armada Hoffler Properties, Inc.	53	Proxy Statement 2023

Equity Compensation Plan Information

The following table gives information about shares of our common stock that may be issued under the Equity Incentive Plan as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)

Equity compensation plans approved by stockholders(1)	219,306	(2)	—	(3)	398,110
Equity compensation plans not approved by stockholders	—		—		—
Total	219,306		—		398,110
(1) The initial Equity Incentive Plan was approved by our stockholders prior to the completion of our initial public offering. On June 14, 2017, the Company’s stockholders approved an amendment to the Equity Incentive Plan to, among other things, increase the numbers of shares of our common stock reserved for issuance by 1,000,000 shares.
(2) Represents up to 219,306 shares of common stock that may be issued upon vesting of outstanding RSUs, assuming maximum vesting is achieved.
(3) Does not account for the shares of common stock subject to outstanding RSUs because there is no exercise price for such shares.

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Report of the Audit Committee

The Audit Committee is currently composed of Messrs. Carroll, Cherry, and Gartman, with Mr. Carroll serving as its chairperson. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Directors.

One of the principal purposes of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2022 with our management.

The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for 2022 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors
James A. Carroll (Chairperson)
James C. Cherry
Dennis H. Gartman

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

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Principal Stockholders

The following tables set forth certain information regarding the beneficial ownership of shares of our common stock and OP units as of April 17, 2023 (unless otherwise indicated) by (a) each of our directors, (b) each of our named executive officers, (c) all of our directors and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our common stock. Beginning one year after the date of issuance, an OP unit is redeemable for cash equal to the then-current market value of one share of our common stock or, at our option, for one share of common stock. Unless otherwise indicated, all shares and OP units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares or OP units. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.
Unless otherwise indicated, the address of each person listed below is c/o Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock and Preferred Stock and OP units as of April 17, 2023, by each director and named executive officer and by all directors and executive officers as a group.

	Common Stock and OP Units							Preferred Stock
Name	Number of Common Shares Beneficially Owned		% of All Common Shares(1)	Number of OP Units Beneficially Owned		Number of Common Shares and OP Units Beneficially Owned	% of All Shares and OP Units(1)(2	Number of Preferred Shares Beneficially Owned		% of All Preferred Shares(3)

Daniel A. Hoffler	171,409		*	5,196,008	(4)	5,367,417	6.1%	4,000		*
A. Russell Kirk	61,096	(5)	*	1,189,582	(6)	1,250,678	1.4%	—		*
James C. Cherry	47,581		*	—		47,581	*	12,000		*
George F. Allen	27,008		*	—		27,008	*	2,000		*
James A. Carroll	34,053		*	—		34,053	*	—		*
Eva S. Hardy	19,057		*	—		19,057	*	400		*
Louis S. Haddad	445,584		*	2,381,850	(7)	2,827,434	3.2%	5,000		*
Dennis H. Gartman	—		*	—		—	*	—		*
John W. Snow	206,918		*	—		206,918	*	4,000		*
Eric E. Apperson	93,838		*	255,124		348,962	*	—		*
Matthew T. Barnes-Smith	14,589		*	—		14,589	*	—		*
Michael P. O’Hara(8)	—	(9)	*	122,407		122,407	*	—	(9)	*
Shelly R. Hampton	86,352		*	58,799		145,151	*	—		*
Shawn J. Tibbetts	75,185		*	—		75,185	*	—		*
All executive officers and directors as a group (13 people) (10)	1,282,670		1.9%	9,081,363		10,364,033	11.7%	27,400		*

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Principal Stockholders
* Less than 1%
(1) Based on 67,939,185 shares of our common stock outstanding as of April 17, 2023.
(2) Based on 20,560,190 OP units outstanding as of April 17, 2023 (other than OP units held by us).
(3) Based on 6,843,418 shares of our preferred stock outstanding as of April 17, 2023.
(4) Includes (i) 279 OP units held by a limited partnership, which represents Mr. Hoffler’s pecuniary interest in the limited partnership, and (ii) 219,290 OP units held by a trust, for which Mr. Hoffler serves as a trustee and for which Mr. Hoffler disclaims beneficial ownership.
(5) Includes 43,404 shares held by Mr. Kirk’s spouse, for which Mr. Kirk disclaims beneficial ownership.
(6) Includes (i) 36,347 OP units held by Mr. Kirk’s spouse, for which Mr. Kirk disclaims beneficial ownership, and (ii) 91 OP units held by a limited partnership, which represents Mr. Kirk’s pecuniary interest in the limited partnership.
(7) Includes 272,932 OP units held by a trust, for which Mr. Haddad serves as a trustee and for which Mr. Haddad disclaims beneficial ownership.
(8) As a result of Mr. O'Hara's resignation as Chief Financial Officer, Treasurer and Corporate Secretary on March 16, 2022 and his subsequent retirement, he is no longer an executive officer of the Company.
(9) As of April 3, 2023, which is the date the stockholder provided the information regarding his beneficial ownership of common shares and preferred shares.
(10) As a result of Mr. O'Hara's resignation and his subsequent retirement and Mr. Barnes-Smith's appointment Chief Financial Officer, Treasurer and Corporate Secretary, these numbers exclude shares and OP units held by Mr. O'Hara and include shares held by Mr. Barnes-Smith.

5% Beneficial Owners
As of March 31, 2023, to the Company’s knowledge, three persons or entities beneficially owned more than 5% of the Company’s Common Stock. The beneficial ownership of Daniel A. Hoffler appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such entities:

More than 5% Beneficial Owners	Number of Shares Beneficially Owned	% of All Shares(1)

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	12,993,009	19.1%
State Street Corporation(3) One Lincoln Street Boston, MA 02111	3,875,509	5.7%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	8,151,781	12.0%
(1) Based on 67,939,185 shares of our common stock outstanding as of April 17, 2023.
(2) Based solely upon the Schedule 13G/As filed with the SEC by the beneficial owner on January 20, 2023 and January 26, 2023 reporting beneficial ownership as of December 31, 2022. BlackRock, Inc. possesses sole voting power over 12,688,784 shares and sole dispositive power over 12,993,009 shares.
(3) Based solely upon the Schedule 13G filed with the SEC by the beneficial owner on January 20, 2023 reporting beneficial ownership as of December 31, 2022. State Street Corporation possesses shared voting power over 3,007,665 shares and shared dispositive power over 3,875,509 shares.
(4) Based solely upon the Schedule 13G/A filed with the SEC by the beneficial owner on February 9, 2023 reporting beneficial ownership as of December 31, 2022. The Vanguard Group possesses shared voting power over 106,121 shares, sole dispositive power over 7,992,052 shares and shared dispositive power over 159,729 shares.

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Certain Relationships and Related Party Transactions

Related Party Transaction Policy
The Board of Directors has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, approved by the Audit Committee and fully disclosed in accordance with the rules and regulations of the SEC and the NYSE. The policy applies to transactions or arrangements between the Company and any related person, including directors, director nominees, executive officers, greater than 5% stockholders, and the immediate family members of each of these groups (the “Related Persons”). They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and directors, including issues relating to engaging in a competing business and receiving certain benefits from the Company, such as loans or guarantees of obligations, which are reported and handled in accordance with the Company’s Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

Under the policy, the Related Person is responsible for identifying and reporting to the Audit Committee any proposed related person transaction. In the event the Chief Executive Officer determines that it is impractical or undesirable to wait until an Audit Committee meeting can be convened in order to review a transaction with a Related Person, the Chairperson of the Audit Committee may act as an authorized subcommittee on behalf of the Audit Committee to review such transaction, so long as the Chairperson is a disinterested member with respect to such transaction. After considering all the facts and circumstances available to the Audit Committee, the Audit Committee will approve, ratify, or reject the transaction, in its discretion. All approved transactions with Related Persons will be disclosed to the full Board of Directors.
Related Party Transactions
We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, holders of more than 5% of our outstanding common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Additionally, we may provide information about related party transactions that we believe may be of interest to stockholders regardless of whether they meet the criteria above.

GENERAL CONTRACTING SERVICES
We provided general contracting services to the developer of a mixed-use project, including an apartment building, retail space, and a parking garage which is located in Virginia Beach, Virginia, as pursuant to contracts with an aggregate price of $81.6 million. Certain of our executive officers and directors have direct and indirect ownership interests in the project, including Mr. Hoffler (22.9%); Mr. Kirk (31.8%) and Mr. Apperson (1.1%). These contracts were executed in October and December 2019 and as of December 31, 2022 were completed and resulted in aggregate gross profit of $3.9 million to us, representing a gross profit margin of 5.1%. As part of these contracts and per the VHDA requirements of the lender for this project, we issued a springing letter of credit for $9.5 million to secure certain performances of our subsidiary construction company under the contracts, of which $1.9 million remains outstanding as of December 31, 2022 and is projected to expire in May 2023.

TAX PROTECTION AGREEMENTS
In connection with the formation transactions related to our initial public offering, our Operating Partnership entered into tax protection agreements that provide benefits to certain prior investors, including Messrs. Hoffler, Haddad, Kirk, Apperson, and O’Hara and Ms. Hampton and their affiliates and certain of our other officers. These tax protection agreements indemnify these individuals from their tax liabilities resulting from the potential future sale of certain of our properties within ten years after the completion of such formation transactions on May 13, 2013.

ASSET MANAGEMENT AGREEMENTS
During 2022, our asset management team served as asset manager for three properties and one vacant parcel of land, in which certain of our officers and directors own interests. Under these agreements, we receive either a flat fee or a fee based on a percentage of the

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Certain Relationships and Related Party Transactions
base rents or revenues of the properties, which are at market rates. For the year ended December 31, 2022, the total aggregate amount of asset management fees that we received with respect to these properties was approximately $220,597.

SEVERANCE PLAN
Employees of our operating partnership and its affiliates who are members of a select group of management or highly compensated employees are subject to our Severance Plan, which provides severance benefits upon a termination of employment under certain circumstances. See “Potential Payments Upon Termination or Change of Control.”

INDEMNIFICATION OF OFFICERS AND DIRECTORS
Our charter and bylaws provide for certain indemnification rights for our directors and officers, and we entered enter into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors, or in certain other capacities, to the maximum extent permitted by Maryland law.

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Proposal 3: Advisory Vote on Executive Compensation

Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain executive talent and to align the interests of our NEOs with the interests of the Company and our stockholders by providing market competitive compensation that is closely tied to short-term and long-term performance goals set by our Compensation Committee. The compensation of our NEOs is comprised of a mix of base salary, short-term incentive compensation and, from time to time, discretionary amounts of restricted stock. Please read the “Executive Compensation” section beginning on page 33, which includes the Compensation Discussion and Analysis, the tabular disclosure regarding the compensation of our NEOs and the accompanying narrative disclosure set forth in this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2022 compensation of our NEOs.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. Accordingly, our Board of Directors is asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
Vote Required and Recommendation
The vote on the compensation of our NEOs as disclosed in this Proxy Statement is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. We have recommended that our stockholders should cast an advisory vote on the compensation of our NEOs on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our NEOs will be at the 2024 annual meeting of stockholders. The affirmative vote of a majority of votes cast is required to approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Other Matters
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons for the fiscal year, we believe that these filing requirements were satisfied by the reporting persons during the fiscal year ended December 31, 2022, except that (i) Eric E. Apperson was inadvertently late in reporting transactions reportable on Form 4 related to purchases of common stock pursuant to a broker-sponsored dividend reinvestment program on January 6, 2022, April 7, 2022, July 7, 2022 and October 6, 2022 and (ii) A. Russell Kirk was inadvertently late in reporting transactions reportable on Form 4 related to purchases of common stock by his spouse pursuant to a broker-sponsored dividend reinvestment program on January 6, 2022, April 7, 2022, July 7, 2022, and October 6, 2022.
Other Matters to Come Before the 2023 Annual Meeting
No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies solicited by this Proxy Statement as recommended by our Board of Directors, or, if no such recommendation is given, in their own discretion.
Stockholder Proposals and Nominations for the 2024 Annual Meeting
Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the 2024 annual meeting of stockholders must be received at our principal executive offices no later than December 23, 2023, and any stockholder proposal received after this date shall be considered untimely.
In addition, any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders for the 2024 Annual Meeting must be received no earlier than November 23, 2023 and no later than December 23, 2023. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
Proxy Access Procedures for the 2024 Annual Meeting
In order to be eligible to require that the Company include an eligible stockholder nominee in the proxy materials for the 2024 annual meeting of stockholders pursuant to Article II, Section 15 of the bylaws, an eligible stockholder must provide to the Corporate Secretary of the Company, in proper form and within the times specified below, (i) a written notice expressly electing to have such stockholder nominee included in the Company’s proxy materials pursuant to Article II, Section 15 of the bylaws (a “Notice of Proxy Access Nomination”) and (ii) any updates or supplements to such Notice of Proxy Access Nomination. To be timely, the Notice of Proxy Access Nomination must be delivered or mailed to and received by the Corporate Secretary at the principal executive office of the Company not earlier than the one hundred and fiftieth (150th) day (November 23, 2023) nor later than 5:00 p.m., Eastern Time, on the one hundred and twentieth (120th) day (December 23, 2023) prior to the first anniversary of the date of this Proxy Statement. In addition, stockholders who intend to solicit proxies in support of a shareholder nominee must also comply with the additional requirements of Rule 14a-19(b). Such notice should be sent to our Corporate Secretary at 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462. Please refer to the full text of our proxy access bylaw provisions for additional information and requirements. A copy of our bylaws may be obtained by writing to our Corporate Secretary at the address listed above or by visiting our investor relations website at https://ir.armadahoffler.com.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address

Armada Hoffler Properties, Inc.	61	Proxy Statement 2023

by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, and direct your written request to Armada Hoffler Properties, Inc. at 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462, Attention: Corporate Secretary, or contact Investor Relations by telephone at (757) 366-6684. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

By Order of the Board of Directors,

Matthew T. Barnes Smith Chief Financial Officer, Treasurer and Corporate Secretary Virginia Beach, Virginia April 21, 2023

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Appendix A

For a comprehensive assessment of the Company’s performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022, which can be found on our website http://ir.armadahoffler.com and on the SEC’s website, www.sec.gov. A copy of our Form 10-K has been provided to each person solicited by means of this Proxy Statement.

Reconciliation of FFO and Normalized FFO to Net Income
We calculate FFO in accordance with the standards established by Nareit. Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sales of certain real estate assets, gains or losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates, and operating costs. Other equity REITs may not calculate FFO in accordance with the Nareit definition as we do, and, accordingly, our FFO may not be comparable to such other REITs' FFO.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as we do, and, accordingly, our calculation of FFO may not be comparable to such other REITs’ calculation of FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

We also believe that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by our operating property portfolio and affect the comparability of our year-over-year performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment of intangible assets and liabilities, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, certain costs for interest rate caps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

Armada Hoffler Properties, Inc.	A-1	Proxy Statement 2021

The following table sets forth a reconciliation of FFO and Normalized FFO for each of the years ended December 31, 2022, 2021, and 2020 to net income, the most directly comparable GAAP measure (amounts in thousands):

	Years Ended December 31,
	2022	2021	2020
Net income attributable to common stockholders and OP Unit holders	82,457	13,912	29,840
Depreciation and amortization (1)	71,971	68,853	59,545
Gain on operating real estate dispositions (2)	(47,984)	(18,793)	(6,388)
Impairment of real estate assets	201	21,378	—
FFO attributable to common stockholders and OP Unit holders	106,645	85,350	82,997
Acquisition, development and other pursuit costs	37	112	584
Impairment of intangible assets and liabilities	215	—	666
Loss on extinguishment of debt	3,374	3,810	—
Unrealized credit loss (release) provision	626	(792)	256
Amortization of right-of-use assets - finance leases	1,110	1,022	586
Change in fair value of derivatives not designated as cash flow hedges and other	(8,698)	(2,182)	1,130
Amortization of Interest Rate Cap Premiums on Designated Cash Flow Hedges	3,849	235	—
Normalized FFO available to common stockholders and OP Unit holders	107,158	87,555	86,219

(1) The adjustment for depreciation and amortization for the year ended December 31, 2020 excludes $0.4 million of depreciation attributable to the Company's joint venture partners.
(2) The adjustment for gain on real estate dispositions for the year ended December 31, 2022 excludes $5.4 million of the gain on the sale of The Residences at Annapolis Junction that was allocated to our joint venture partner. Additionally, the adjustment for gain on real estate dispositions for the year ended December 31, 2021 excludes the gain on sale of easement rights on a non-operating parcel and the loss on sale of a non-operating parcel.

Armada Hoffler Properties, Inc.	A-2	Proxy Statement 2021

ARMADA HOFFLER

ARMADA HOFFLER PROPERTIES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 13, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AHH2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 13, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V07798-P92610

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARMADA HOFFLER PROPERTIES, INC.

The Board of Directors recommends you vote FOR all of the nominees in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. George F. Allen	☐	☐	☐
1b. James A. Carroll	☐	☐	☐
1c. James C. Cherry	☐	☐	☐
1d. Dennis H. Gartman	☐	☐	☐
1e. Louis S. Haddad	☐	☐	☐
1f. Eva S. Hardy	☐	☐	☐
1g. Daniel A. Hoffler	☐	☐	☐
1h. A. Russell Kirk	☐	☐	☐
1i. John W. Snow	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.	☐	☐	☐
3. Advisory (non-binding) vote to approve the compensation of our named executive officers.	☐	☐	☐

NOTE: We may conduct such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V07799-P92610

ARMADA HOFFLER PROPERTIES, INC.
Annual Meeting of Stockholders
June 14, 2023 - 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Louis S. Haddad and Matthew T. Barnes-Smith, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock, $0.01 par value per share, of ARMADA HOFFLER PROPERTIES, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM EDT on June 14, 2023, at www.virtualshareholdermeeting.com/AHH2023 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all of the nominees in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3.

Continued and to be signed on reverse side